UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SHOPKO STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Supplement to Proxy Statement
Amendment to Agreement and Plan of Merger — Your Vote is Very Important
To the Shareholders of ShopKo Stores, Inc.:
     On or about August 10, 2005, we mailed to you a definitive proxy statement relating to a special meeting of shareholders of ShopKo Stores, Inc. to be held on September 14, 2005 for the purpose of approving the merger agreement that ShopKo entered into on April 7, 2005. The merger agreement provides for the acquisition of ShopKo by Badger Retail Holding, Inc., a newly-formed Delaware corporation whose current owner is a private equity fund which is affiliated with and managed by Goldner Hawn Johnson & Morrison Incorporated, a Minneapolis–based private equity firm.
     On September 9, 2005, the parties to the merger agreement amended the original merger agreement so that, among other things, upon completion of the merger, each outstanding share of ShopKo common stock will be converted into the right to receive $25.00 in cash, an increase of $1.00 per share over the price provided for in the original merger agreement. The amendment to the merger agreement is attached to the accompanying proxy supplement as Appendix A.
     The ShopKo board of directors has approved and adopted the amended merger agreement and the transactions contemplated thereby, including the merger, and has determined that the amended merger agreement and such transactions are advisable to, fair to, and in the best interests of the holders of common stock of ShopKo, including the unaffiliated shareholders. The ShopKo board of directors recommends that ShopKo shareholders vote “FOR” the approval of the amended merger agreement. The recommendation of the ShopKo board of directors is based, in part, upon the unanimous recommendation of the special committee of the ShopKo board of directors consisting of four independent and disinterested directors of ShopKo. The special committee unanimously recommends that ShopKo shareholders vote “FOR” the approval of the amended merger agreement. The recommendation is also based on the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the independent financial advisor to the special committee, that, as of September 9, 2005, the merger consideration of $25.00 cash per share to be received by ShopKo shareholders pursuant to the merger was fair, from a financial point of view, to such shareholders, other than Badger Retail Holding, its affiliates (which includes Goldner Hawn) and Mr. Jack W. Eugster, a director of ShopKo. Merrill Lynch’s opinion is subject to the assumptions, matters considered, limitations and qualifications set forth in its written opinion dated September 9, 2005, which is attached to the accompanying proxy supplement as Appendix B. We urge you to read the opinion in its entirety. The special committee and the board of directors believe that the terms and provisions of the amended merger agreement and the related merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders.
     ShopKo convened the special meeting of shareholders on September 14, 2005, as originally scheduled. The special meeting was adjourned until October 10, 2005 at 11:00 a.m., local time, at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2C, Chicago, Illinois, 60603, in order to permit ShopKo shareholders sufficient time to review the accompanying proxy supplement before ShopKo submits the special meeting proposals to a vote of ShopKo shareholders. The record date for the special meeting has not changed. Only shareholders who held shares of ShopKo common stock at the close of business on August 1, 2005 are entitled to vote at the special meeting. The accompanying proxy supplement contains additional information about ShopKo, Badger Retail Holding and the amended merger agreement. We urge you to read this document carefully and in its entirety. We also urge you, if you have not done so already, to read the definitive proxy statement dated August 9, 2005 carefully and in its entirety.
     We have enclosed a white proxy card with the accompanying proxy supplement. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed white proxy card or vote by telephone or over the Internet. Your cooperation in voting your shares will be greatly appreciated.
     Whether or not you plan to attend the special meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

John G. Turner Co-Chairman of the Board of Directors	Stephen E. Watson Co-Chairman of the Board of Directors
Green Bay, Wisconsin
September 19, 2005
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the amended merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the accompanying proxy supplement. Any representation to the contrary is a criminal offense.
     The proxy supplement, dated September 19, 2005, is first being mailed to shareholders on or about September 20, 2005.

SHOPKO STORES, INC.
700 PILGRIM WAY
GREEN BAY, WISCONSIN 54304

NOTICE OF RECONVENED SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 10, 2005

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:
      On or about August 10, 2005, we mailed to you a definitive proxy statement relating to a special meeting of shareholders of ShopKo Stores, Inc., a Wisconsin corporation (“ShopKo”), to be held on September 14, 2005. The special meeting was convened on September 14, 2005, as originally scheduled, and adjourned until a later date by the chairman of the special meeting to allow for preparation and filing of supplemental proxy materials with the Securities and Exchange Commission and to allow ShopKo shareholders sufficient time to review the supplemental proxy materials. Notice is hereby given that the special meeting of shareholders of ShopKo will be reconvened on October 10, 2005 at 11:00 a.m., local time, at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2C, Chicago, Illinois 60603, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 7, 2005 and as amended on September 9, 2005, by and among Badger Retail Holding, Inc., Badger Acquisition Corp. and ShopKo, which provides for the merger of Badger Acquisition Corp., a wholly-owned subsidiary of Badger Retail Holding, Inc., with and into ShopKo, with ShopKo continuing as the surviving corporation, and the conversion of each outstanding share of common stock of ShopKo (other than shares held as treasury shares or by any subsidiary of ShopKo, by Badger Retail Holding, Inc. or by Badger Acquisition Corp.) into the right to receive $25.00 in cash.

2.	To consider and vote upon a proposal to adjourn the reconvened special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the reconvened special meeting to approve the amended merger agreement referred to in Item 1.

3.	To transact such other business as may properly come before the reconvened special meeting or any adjournments or postponements of the reconvened special meeting.
      Only shareholders of record at the close of business on August 1, 2005 are entitled to notice of, and to vote at, the reconvened special meeting or any adjournments or postponements thereof.
      The amended merger agreement and the merger are described in the accompanying proxy supplement and a copy of the amendment to the original merger agreement is attached to the proxy supplement as Appendix A. We urge you to read the entire proxy supplement and, if you have not done so already, the entire definitive proxy statement, carefully and in their entirety.
      We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the enclosed white proxy card when you return your proxy.
      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR WHITE PROXY CARD PROMPTLY. It is important that all shareholders execute, date and return the white proxy card, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of our Board of Directors,

Peter G. Vandenhouten
Secretary
Green Bay, Wisconsin
September 19, 2005
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
          Please sign and return your white proxy card promptly. Should you have any questions regarding this proxy supplement, please contact our proxy solicitor, Georgeson Shareholder Communications, toll-free at 800-491-3502. Please do not send your ShopKo common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Supplement to Proxy Statement
Table of Contents

Introduction	S-1
Update to the Summary Term Sheet	S-1
Cautionary Statement Concerning Forward-Looking Information	S-8
Updates to Special Factors	S-9
Background of the Merger	S-9
Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger	S-14
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	S-21
Position of the GHJM Investors as to the Fairness of the Merger	S-28
Position of Mr. Jack W. Eugster as to the Fairness of the Merger	S-32
Position of Badger Retail Holding and Badger Acquisition as to the Fairness of the Merger	S-35
Purposes, Reasons and Plans for ShopKo after the Merger	S-35
Certain Effects of the Merger	S-36
Considerations Relating to the Proposed Merger	S-37
Certain Risks in the Event of Bankruptcy	S-38
Financing	S-39
Debt Tender Offer	S-39
Interests of ShopKo Directors and Executive Officers in the Merger	S-40
Estimated Fees and Expenses of the Merger	S-43
Shareholder Litigation	S-43
Financial Projections	S-44
Summary of Amendment to Original Merger Agreement	S-48
Past Contacts, Transactions, Negotiations and Agreements	S-55
Transactions in ShopKo Common Stock	S-55
Purchases	S-55
Recent Transactions	S-55
Selected Historical Financial Data	S-56
Markets and Market Price	S-58
Security Ownership of Certain Beneficial Owners and Management	S-59
Where Shareholders Can Find More Information	S-59

Appendix A: First Amendment to Agreement and Plan of Merger, dated as of September 9, 2005, by and among Badger Retail Holding, Inc., Badger Acquisition Corp. and ShopKo Stores, Inc.	A-1
Appendix B: Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated September 9, 2005	B-1

i

INTRODUCTION
      Except as described in this proxy supplement, the information provided in the definitive proxy statement dated August 9, 2005, which we refer to in this proxy supplement as the definitive proxy statement, previously mailed to ShopKo shareholders on or about August 10, 2005 continues to apply. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current. If you need another copy of the definitive proxy statement, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 800-491-3502 (toll-free). The definitive proxy statement may also be found on the Internet at http://www.sec.gov. See “Where Shareholders Can Find More Information” beginning on page S-59 of this proxy supplement.
      In this proxy supplement, the terms “we,” “us,” “our,” “ShopKo” and the “Company” refer to ShopKo Stores, Inc. and, where appropriate, its subsidiaries. In this proxy supplement, we refer to Goldner Hawn Johnson & Morrison Incorporated as “Goldner Hawn,” Marathon Fund Limited Partnership V as “Marathon,” Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as “Merrill Lynch,” Badger Retail Holding, Inc. as “Badger Retail Holding” and Badger Acquisition Corp. as “Badger Acquisition.” We refer to Marathon, Miltiades Limited Partnership, Marathon’s general partner, Marathon Ultimate GP, LLC, general partner of Miltiades Limited Partnership, and Goldner Hawn, investment advisor to Marathon, collectively, as the “GHJM Investors.” We refer to Mr. Jack W. Eugster as “Mr. Eugster.” We refer to the holders of ShopKo’s common stock other than Badger Retail Holding, its affiliates (including Badger Acquisition and the GHJM Investors) and Mr. Eugster, as the “unaffiliated ShopKo shareholders.”
      This proxy supplement is being mailed to ShopKo shareholders who are eligible to vote at the special meeting of ShopKo shareholders being held for the purposes set forth in the notice of special meeting of shareholders. All holders of record of ShopKo’s common stock at the close of business on August 1, 2005 are entitled to vote at the special meeting and any adjournments or postponements thereof. ShopKo intends to mail this proxy supplement and the accompanying white proxy card on or about September 20, 2005 to all shareholders entitled to vote at the special meeting.
      We urge you to read carefully this proxy supplement, together with the definitive proxy statement. The information contained in this proxy supplement replaces and supersedes any inconsistent information set forth in the definitive proxy statement.
UPDATE TO THE SUMMARY TERM SHEET
      This update supplements the summary term sheet contained in the definitive proxy statement. The summary term sheet contained in the definitive proxy statement, together with this update, describes the most material terms of the transaction detailed in the definitive proxy statement and this proxy supplement, but might not contain all of the information that is important to you. You are urged to read carefully this proxy supplement, including the appendices, and the definitive proxy statement, together with the appendices to the definitive proxy statement and the documents referred to or incorporated by reference in the definitive proxy statement. You may obtain the information incorporated by reference in the definitive proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on page S-59 of this proxy supplement.

•	The Proposed Transaction

The proposed transaction is the acquisition pursuant to the amended merger agreement of ShopKo by Badger Retail Holding, a newly-formed Delaware corporation whose current owner is a private equity fund which is affiliated with and managed by Goldner Hawn. The acquisition will be effected by the merger of Badger Acquisition with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger. The parties currently expect to complete the merger in October 2005, although there can be no assurance that we will be able to do so.

•	ShopKo Adjourned the Special Meeting of Shareholders on September 14, 2005 and Will Reconvene the Special Meeting on October 10, 2005

Adjournment of the Special Meeting. ShopKo convened the special meeting of shareholders on September 14, 2005 as originally scheduled. The special meeting was adjourned until October 10, 2005 at 11:00 a.m., local time, at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2C, Chicago, Illinois, 60603, in order to permit shareholders sufficient time to review this proxy supplement before ShopKo submits the special meeting proposals to a vote of the ShopKo shareholders.

Purpose. At the reconvened special meeting, you will be asked to consider and vote upon proposals to:

—	approve the amended merger agreement which provides for the merger of Badger Acquisition with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger, and the conversion of each outstanding share of ShopKo common stock (other than shares held as treasury shares or by any subsidiary of ShopKo, by Badger Retail Holding or by Badger Acquisition) into the right to receive $25.00 in cash;

—	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the amended merger agreement, which proposal we refer to in this proxy supplement as the meeting adjournment proposal; and

—	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Voting. Only shareholders who held shares of ShopKo common stock at the close of business on August 1, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Each share of ShopKo common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 30,170,251 shares of ShopKo common stock outstanding.

Vote Required. Approval of the amended merger agreement requires the affirmative vote of 15,085,126 shares of ShopKo common stock, being a majority of the shares of ShopKo common stock outstanding on the record date. Approval of the amended merger agreement is not subject to a separate vote of the unaffiliated ShopKo shareholders. Approval of the meeting adjournment proposal requires the affirmative vote of shareholders holding a majority of the shares of ShopKo common stock present and entitled to vote at the special meeting.

Proxies and Revocation of Proxies. A white proxy card for use at the special meeting accompanies this proxy supplement. As discussed under “The Special Meeting — Proxies and Revocation of Proxies” beginning on page 17 of the definitive proxy statement and in the proxy voting instructions on the accompanying white proxy card, shareholders of record may submit proxies by mail, by telephone or over the Internet. The deadline for entering voting instructions by telephone or over the Internet is 11:59 a.m., Central Daylight Savings Time, on Friday, October 7, 2005. However, any shareholder who has previously delivered a proxy for use at the special meeting and who does not wish to revoke that proxy or change his or her vote does not need to complete the accompanying white proxy card or take any other action in connection with this proxy supplement.

Proxies received at any time before the special meeting and not revoked or superseded by a later-dated proxy card before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the amended merger agreement and “FOR” the meeting adjournment proposal. Proxies that are not returned will have the legal effect of a vote

“AGAINST” the proposal to approve the amended merger agreement and will have no legal effect with respect to the vote on the meeting adjournment proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of ShopKo at ShopKo’s executive offices located at 700 Pilgrim Way, Green Bay, Wisconsin 54304, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

•	ShopKo Shareholders Will Receive $25.00 in Cash, Without Interest, For Each Share of ShopKo Common Stock They Own (Page S-49)

Upon the completion of the merger, each issued and outstanding share of ShopKo common stock, other than shares held by ShopKo, its subsidiaries, Badger Retail Holding or Badger Acquisition, will be converted into the right to receive $25.00 in cash, without interest.

•	How Outstanding Options Will Be Treated (Page S-49)

Upon completion of the merger, all options to acquire shares of ShopKo common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the amended merger agreement, each option holder will receive a payment equal to $25.00 times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, Badger Retail Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.

•	Recommendation of the Board of Directors; Fairness of the Merger (Page S-19)

The board of directors has determined that the amended merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, the holders of ShopKo common stock, including the unaffiliated ShopKo shareholders, has approved and adopted the amended merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the amended merger agreement. The foregoing actions were approved by the unanimous affirmative vote of the ShopKo board of directors, other than Mr. Eugster and Mr. Richard A. Zona who recused themselves from participation in the meeting on September 9, 2005 to approve the amended merger agreement in light of their interests in the transaction.

The board of directors reached its determination based on the unanimous recommendation of the special committee of the board of directors, the opinion of Merrill Lynch and such other factors, documentation and information deemed appropriate by the board of directors. The board of directors believes that the terms and conditions of the amended merger agreement and the merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders.

•	Recommendation of the Special Committee; Fairness of the Merger (Page S-14)

The special committee unanimously determined that the amended merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock, including the unaffiliated ShopKo shareholders, and recommended to our board of directors that the amended merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted. The special committee believes that the terms and conditions of the amended merger agreement and the merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders. The special committee also unanimously recommends that you vote “FOR” the approval of the amended merger agreement.

•	Fairness Opinion of Merrill Lynch (Page S-21)

The special committee engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the merger consideration to be received by the unaffiliated ShopKo shareholders pursuant to the amended merger agreement was fair, from a financial point of view, to such holders.

Merrill Lynch provided its opinion for the information and assistance of the special committee and the board of directors in connection with their consideration of the merger. Merrill Lynch’s opinion is not a recommendation as to how any ShopKo shareholder should vote with respect to the amended merger agreement. ShopKo agreed to pay Merrill Lynch a fee for these services, the principal portion of which is payable upon completion of the merger. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy supplement as Appendix B and is incorporated in this proxy supplement by reference. Shareholders are urged to read and should read the entire opinion carefully.

•	Amendments to the Original Merger Agreement (Page S-48)

On September 9, 2005, Badger Retail Holding, Badger Acquisition and ShopKo entered into a first amendment to the original merger agreement, which is attached to this proxy supplement as Appendix A and is incorporated in this proxy supplement by reference. Pursuant to the amendment:

•	the consideration payable to holders of ShopKo common stock upon completion of the merger was increased from the $24.00 per share provided for in the original merger agreement to $25.00 per share;

•	Badger Retail Holding gave up its right under the original merger agreement to match any superior proposal;

•	ShopKo agreed to reimburse Badger Retail Holding for Badger Retail Holding’s third party, out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or its affiliates) up to a maximum of $13.5 million if ShopKo shareholders fail to approve the amended merger agreement or the merger does not occur on or before November 1, 2005 and, in each case, the amended merger agreement is thereafter terminated for that reason;

•	the termination fee of $27 million payable by ShopKo to Badger Retail Holding under certain circumstances under the original merger agreement has been reduced by 50% to $13.5 million, less the amount of any of Badger Retail Holding’s transaction fees and expenses paid by ShopKo; and

•	the amount payable to Badger Retail Holding if Badger Retail Holding terminates the amended merger agreement in the event of withdrawal, qualification or modification by the special committee or our board of directors of the recommendation that shareholders vote for the approval of the amended merger agreement was amended to be $13.5 million, rather than $15 million plus another $12 million under certain circumstances.

•	Questions and Answers About the Special Meeting and the Merger
        Q: Why are you sending me this supplement to the definitive proxy statement?

A:	We are sending you this proxy supplement because on September 9, 2005, Badger Retail Holding, Badger Acquisition and ShopKo amended the original merger agreement. Pursuant to the amendment, the consideration payable to holders of ShopKo common stock upon completion of the merger was increased from the $24.00 per share provided in the original merger agreement to $25.00 per share. This proxy supplement provides information with respect to the amended merger agreement and updates the definitive proxy statement which was previously mailed to you.
        Q: How do I vote my shares of ShopKo common stock?

A:	Before you vote or, if you have already voted and wish to change your vote, you should carefully read and consider the information contained in this proxy supplement, including the appendices, and the information contained in or incorporated by reference in the definitive proxy statement, including the appendices. You should also determine whether you hold your shares of ShopKo common stock directly in your name as a registered shareholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote or to change your vote. If you are a registered holder of ShopKo common stock (that is, if you hold your ShopKo common stock in certificate form), you may vote in any of the following ways:

•	in person at the special meeting — complete and sign the enclosed white proxy card and bring it and evidence of your stock ownership to the special meeting;

•	by mail — complete, sign and date either of the white proxy cards that ShopKo previously mailed to you or the enclosed white proxy card and return such proxy card in the accompanying postage paid return envelope as soon as possible to ShopKo; or

•	by telephone or over the Internet — follow the instructions included with your white proxy card. The deadline for voting by telephone or over the Internet is 11:59 a.m., Central Daylight Savings Time, on October 7, 2005.

If you are a non-registered holder of shares of common stock of ShopKo (which for purposes of this proxy supplement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

The telephone and Internet voting procedures are designed to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded consistent with applicable law. Shareholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet service providers and telephone companies, and that there may be some risk that a shareholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

If you are a participant in the ShopKo Stores, Inc. Shared Savings Plan, you may use the enclosed white proxy card to direct the trustee of the Shared Savings Plan to vote shares of ShopKo common stock you beneficially own under the Shared Savings Plan. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than 11:59 a.m., Central Daylight Savings Time, on October 6, 2005. Pursuant to Section 10.6 of the Shared Savings Plan, the shares for which no voting instructions are received are to be voted in the same proportion as the shares held by the trustee with respect to the Shared Savings Plan for which voting instructions have been received. The trustee will vote the shares in accordance with participant directions and the provisions of the Shared Savings Plan unless otherwise required by law. As of the record date, the participants in the Shared Savings Plan held 855,658 shares of ShopKo common stock under such plan, representing approximately 2.8% of the outstanding shares of ShopKo common stock.
        Q: What if I already voted using the white proxy card you sent me earlier?

A:	First, carefully read this proxy supplement, including the appendices, and the definitive proxy statement. If you already have delivered a properly executed proxy, you will be considered to have voted on the amended merger agreement, and you do not need to do anything unless you wish to change your vote. If you are a registered holder and you have not already delivered a properly executed proxy, or wish to change your vote, please complete, sign and date the enclosed white proxy card and return it in the accompanying prepaid envelope or vote by telephone or on the Internet to ensure that your shares will be represented at the special meeting. If your shares are held in “street name” by your broker, and you have not already delivered a properly executed proxy, or wish to change your vote, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.
        Q: What happens if I return my white proxy card but I do not indicate how to vote?

A:	If you properly return your white proxy card, but do not include instructions on how to vote, your shares of ShopKo common stock will be voted “FOR” the approval of the amended merger agreement and “FOR” the approval of the meeting adjournment proposal. ShopKo’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed white proxy card intend to vote the shares they represent in accordance with their best judgment.
        Q: What happens if I abstain from voting on a proposal?

A:	If you return your white proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.
        Q: What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the amended merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of ShopKo common stock, you can do this in any of the following ways:

•	by sending a written notice to the Secretary of ShopKo to the address specified below stating that you would like to revoke your proxy;

•	by completing and submitting a new, later-dated proxy card by mail to the address specified below;

•	by voting by telephone after previously voting or submitting your proxy card;

•	by voting over the Internet after previously voting or submitting your proxy card; or

•	by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of ShopKo at ShopKo’s executive offices located at 700 Pilgrim Way, Green Bay, Wisconsin 54304.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote. If you are a participant in the ShopKo Stores, Inc. Shared Savings Plan and wish to change your vote, you must submit instructions to the trustee of the Shared Savings Plan no later than 11:59 a.m., Central Daylight Savings Time, on October 6, 2005. See “— How do I vote my shares of ShopKo common stock?” on page S-5 of this proxy supplement.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of ShopKo common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares will not be considered present at the special meeting for purposes of determining a quorum and will have the legal effect of a vote “AGAINST” the proposal to approve the amended merger agreement and will not be considered to have been voted with respect to the meeting adjournment proposal.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the bank or trust company designated by Badger Retail Holding to act as the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of ShopKo common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of $25.00 for each share of ShopKo common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy supplement or the definitive proxy statement or if you have questions about the amended merger agreement or the merger, including the procedures for voting your shares, you should contact Georgeson Shareholder Communications Inc., our proxy solicitor, toll-free at 800-491-3502. You may also call our investor hotline at 920-429-7039.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION
      Any statements made in this proxy supplement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on ShopKo’s current estimates and assumptions and, as such, involve uncertainty and risk.
      The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy supplement, or, in the case of documents attached to this proxy supplement, as of the respective dates of such documents. ShopKo may not be able to complete the proposed merger on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure to obtain financing to consummate the merger or the failure to satisfy other closing conditions. These and other factors are discussed in the definitive proxy statement and in the documents that are incorporated by reference in the definitive proxy statement, including ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.
      Except to the extent required under the federal securities laws, ShopKo does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through another supplement to the definitive proxy statement and amend the related Rule 13e-3 transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger, in each case, to the extent necessary. The safe harbor from liability for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy supplement, does not apply to forward-looking statements made in connection with a going private transaction, including statements made in a proxy statement, proxy statement supplement or documents incorporated by reference therein.
      All information contained in this proxy supplement concerning the GHJM Investors, Badger Retail Holding, Badger Acquisition (each as defined below) and their affiliates and designees has been supplied by Badger Retail Holding and has not been independently verified by ShopKo. All information contained in this proxy supplement concerning Mr. Eugster has been supplied by Mr. Eugster and has not been independently verified by ShopKo.

UPDATES TO SPECIAL FACTORS
Background of the Merger
      The definitive proxy statement describes the background of the merger up to and including August 9, 2005. The discussion below supplements that description.
      On August 23, 2005, at a telephonic meeting of the special committee, the special committee discussed with its legal and financial advisors an affidavit filed with the court by the plaintiffs in the shareholder litigation referred to in this proxy supplement under “— Shareholder Litigation” beginning on page S-43. The affidavit, which we refer to as the plaintiffs’ affidavit, was signed by the founding principal of Decision Design Consultants and included an analysis of a possible leveraged recapitalization of ShopKo, similar to the recapitalization described by Levco Alternative Fund, Ltd. and certain of its affiliates, which we refer to in this proxy supplement as the Levco Investors, in their filings with the SEC, in which ShopKo would pay a $23.00 per share special cash dividend to its shareholders and thereafter remain a public company. Merrill Lynch discussed with the special committee an analysis of the plaintiffs’ affidavit and the recapitalization described therein that Merrill Lynch prepared at the special committee’s request. The analysis prepared by Merrill Lynch has been filed as an exhibit to the Schedule 13E-3 filed by ShopKo, Badger Retail Holding, Badger Acquisition, the GHJM Investors and Mr. Eugster with the SEC and was also filed with the court on behalf of the defendants in connection with the litigation.
      Merrill Lynch discussed, among other factors, the fact that one of the assumptions underlying the plaintiffs’ affidavit was that ShopKo would achieve its March 2005 Projections (as described under “Special Factors — Financial Projections; March 2005 Projections” beginning on page 86 of the definitive proxy statement), and the fact that the special committee continued to have serious reservations about the achievability of the March 2005 Projections. Merrill Lynch also noted the significant practical impediments for a public company to effectuate a leveraged recapitalization of the magnitude suggested in the plaintiffs’ affidavit. However, the fundamental problems identified by Merrill Lynch with the leveraged recapitalization described in the letters from the Levco Investors and in the plaintiffs’ affidavit were that the recapitalization was predicated on ShopKo achieving the March 2005 Projections and did not reflect the financial and other risks associated with a significant leveraged recapitalization. Merrill Lynch noted that the board of directors and the special committee had expressed serious reservations regarding the achievability of the base case projections included in the March 2005 Projections and that such projections were subject to extreme uncertainty, particularly given the low projected capital expenditures. Lastly, Merrill Lynch expressed its view that a leveraged recapitalization of the magnitude described in the letters from the Levco Investors and in plaintiffs’ affidavit is without precedent in recent years for a public company such as ShopKo and would not be feasible for ShopKo to undertake if it were to remain a public company.
      On August 25, 2005, the Levco Investors filed preliminary proxy materials with the SEC indicating their intent to solicit proxies in opposition to the proposal to approve the original merger agreement and the meeting adjournment proposal. Although the Levco Investors have subsequently updated and amended their preliminary proxy materials, as of September 16, 2005 and based on our review of public filings on the SEC’s website, the Levco Investors have not filed definitive proxy materials with the SEC and have not mailed proxy materials to ShopKo’s shareholders.
      On August 30, 2005, Mr. Michael T. Sweeney, a Managing Director of Goldner Hawn, sent a letter to Mr. John G. Turner, chair of the special committee, and Mr. Stephen E. Watson, a member of the special committee, which provided further information regarding the acquisition financing and related arrangements relating to the merger, the material terms of which are described under “Special Factors — Financing” beginning on page 62 of the definitive proxy statement. The letter noted, among other things, that, with respect to the real estate loan and the real estate loan commitment letter described under “Special Factors — Financing; Real Estate Debt Financing” beginning on page 64 of the definitive proxy statement, Bank of America, N.A., the lender under such facility, had informed Goldner Hawn that Bank of America, N.A. had received appraisals that valued the real estate subject to the financing at approximately $880 million in the aggregate. The real estate subject to the financing includes substantially all of ShopKo’s ground leased stores and substantially all of ShopKo’s owned real estate that is used by ShopKo for operating ShopKo and Pamida stores, its headquarters, its optical manufacturing lab and its distribution centers. Neither ShopKo nor Badger Retail Holding has received a copy of the appraisals. A copy of the letter is included in a Current Report on Form 8-K filed by ShopKo with the SEC on August 30, 2005.
      On September 1, 2005, Mr. Sweeney had telephone conversations with each of Messrs. Turner and Watson and also with a representative of Merrill Lynch, with respect to the proxy solicitation efforts being conducted by ShopKo and Georgeson Shareholder Communications, Inc., ShopKo’s proxy solicitor, which we refer to in this proxy supplement as Georgeson, and the status of voting on the proposed merger transaction. During such conversations, Mr. Sweeney told each of the Messrs. Turner, Watson and the representative of Merrill Lynch that Goldner Hawn was reviewing the terms of the original merger agreement in light of the status of voting on the proposed merger transaction and the Levco Investors’ potential solicitation of proxies in opposition to the proposed merger transaction.
      On September 2, 2005, the Wisconsin state court in Brown County issued an oral decision, which became available in transcript form on September 6, 2005, in which the judge denied the plaintiffs’ motion for a temporary injunction to enjoin the special meeting of ShopKo shareholders during the pendency of the shareholder litigation referred to under “— Shareholder Litigation” beginning on page S-43 of this proxy supplement. The court found that the plaintiffs failed to show, among other things, a reasonable probability that they would prevail with respect to their challenges to the process followed by the special committee leading up to its approval and recommendation of the original merger agreement or that the definitive proxy statement contained any material omissions or misleading statements of material facts.
      On September 7, 2005, at a telephonic meeting of the special committee, Mr. Turner, Mr. Watson and Merrill Lynch reported to the special committee and its legal and financial advisors on discussions that each of them had with Mr. Sweeney earlier that day during which Mr. Sweeney asked each of them whether the special committee would consider an amendment to the original merger agreement that would provide that (i) the consideration payable to holders of ShopKo common stock upon completion of the merger would be increased from the $24.00 per share provided for in the original merger agreement to $25.00 per share; (ii) Badger Retail Holding would give up its right under the original merger agreement to match any superior proposal; (iii) ShopKo would agree to pay to Badger Retail Holding $13.5 million as reimbursement for Badger Retail Holding’s out-of-pocket transaction fees and expenses if ShopKo shareholders failed to approve the amended merger agreement and the amended merger agreement was thereafter terminated for that reason and ShopKo’s obligation to pay such fees and expenses would not be conditioned upon the condition contained in the original merger agreement regarding an acquisition proposal being submitted prior to the meeting of ShopKo shareholders; and (iv) the termination fee of $27 million payable by ShopKo to Badger Retail Holding under certain circumstances under the original merger agreement would be reduced by 50% to $13.5 million. Mr. Sweeney communicated that Badger Retail Holding was willing to consider such an amendment in order to increase the likelihood that ShopKo shareholders would vote to approve the merger agreement, but that Badger Retail Holding would not increase the merger consideration to an amount in excess of $25.00 per share.
      Representatives of Georgeson then described to the special committee the ongoing proxy solicitation efforts being conducted by ShopKo and Georgeson and reported on the status of voting on the proposals. Georgeson expressed its opinion that, based on its conversations with institutional shareholders and arbitrageurs and its other solicitation efforts, an increase of the then current merger price of $24.00 per share to $25.00 per share, together with the other possible amendments to the original merger agreement being discussed with Badger Retail Holding, would enhance the likelihood that the proposal to approve the original merger agreement would be approved at the special meeting.
      Following that, the special committee, together with its legal and financial advisors, further discussed the possible amendment to the original merger agreement and, in particular, weighed the benefits of the increased merger price, which would increase the likelihood that the proposal to approve the merger agreement would be approved by shareholders and would deliver additional consideration to ShopKo shareholders if the merger were completed, the elimination of Badger Retail Holding’s right to match any superior proposal and the reduction of the termination fee against the potential detriment of agreeing to pay Badger Retail Holding $13.5 million if the proposal to approve the merger agreement was not approved by shareholders. The special committee was advised by its legal advisors that (i) the original merger agreement contained a condition that had to be met before ShopKo would be required to reimburse Badger Retail Holding for expenses up to a maximum of $12 million in the event the shareholders failed to approve the merger agreement and the merger agreement were terminated, namely that on or before the date of termination an acquisition proposal shall have been publicly announced, disclosed or otherwise communicated to the special committee or the board of directors; (ii) Badger Retail Holding had expressed its view that the condition had been met because the communications delivered to ShopKo and publicly filed with the SEC by the Levco Investors constituted an acquisition proposal and that, if the proposal to approve the original merger agreement was not approved by ShopKo shareholders, Badger Retail Holding intended to pursue a claim under the original merger agreement for expense reimbursement for an amount up to $12 million and (iii) although the Levco Investors had publicly stated, following the submission of their letter to the ShopKo board of directors on July 21, 2005, that they had not made an acquisition proposal, the matter was not free from doubt and there was a risk of litigation over the matter.
      Following further discussion, the special committee authorized Mr. Turner to respond to Mr. Sweeney with two alternatives. First, the special committee would accept an increased offer price of $25.50 per share with guaranteed expense reimbursement to Badger Retail Holding of $13.5 million if ShopKo shareholders did not approve the merger agreement. Second, and in the alternative, the special committee would accept an increased offer price of $25.00 per share with reimbursement of Badger Retail Holding’s third party, out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or its affiliates) up to a maximum of $13.5 million if ShopKo shareholders did not approve the merger agreement. Under both alternatives, Badger Retail Holding would give up its right under the original merger agreement to match any superior proposal and the termination fee of $27 million payable by ShopKo to Badger Retail Holding under certain circumstances pursuant to the original merger agreement would be reduced by 50% to $13.5 million, less the amount of any of Badger Retail Holding’s transaction fees and expenses reimbursed by ShopKo. Later that evening, Mr. Turner communicated the two alternatives to Mr. Sweeney and, after discussion, Mr. Sweeney accepted the second alternative.
      At a telephonic meeting of the special committee during the morning of September 8, 2005, Mr. Turner reported to the special committee on his discussions with Mr. Sweeney. He noted that Mr. Sweeney had accepted the second alternative and had indicated that Goldner Hawn would not raise the per share price payable to ShopKo shareholders to an amount in excess of $25.00.
      Later on September 8, 2005, Goldner Hawn’s legal counsel distributed a draft first amendment to the original merger agreement, which generally reflected the second alternative, but also included a provision requiring ShopKo to reimburse up to $13.5 million of Badger Retail Holding’s third party, out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or its affiliates) if the merger was not completed by November 1, 2005 and the merger agreement was thereafter terminated for that reason. Sidley Austin Brown & Wood LLP, legal counsel to the special committee which we refer to in this proxy supplement as Sidley, delivered its written comments on the draft amendment to the original merger agreement to Goldner Hawn’s legal counsel during the afternoon on September 8, 2005 and also requested that the draft amendment be revised to provide that the amount payable to Badger Retail Holding if Badger Retail Holding terminates the amended merger agreement in the event of withdrawal, qualification or modification by the special committee or the ShopKo board of directors of the recommendation that shareholders vote for the approval of the amended merger agreement be reduced to $13.5 million, rather than $15 million plus an additional $12 million under certain circumstances, as provided for in the original merger agreement.
      On the afternoon of September 8, 2005, the special committee met by teleconference. In advance of the meeting, the members of the special committee and Mr. Dale P. Kramer, a member of the ShopKo board of directors, had received written materials, including the most recent draft of the amendment to the original merger agreement reflecting the comments from Sidley. In addition to representatives of Merrill Lynch and Sidley, Mr. Kramer, Steven R. Andrews, Senior Vice President, Law and Human Resources of ShopKo, and representatives of Godfrey & Kahn, S.C., legal counsel to the ShopKo board of directors, were present at the invitation of the special committee. At the beginning of the meeting, representatives from Godfrey & Kahn reported to the special committee on the process for adjourning the special meeting scheduled for September 14, 2005 under Wisconsin law, the requirements under the federal securities laws for providing ShopKo’s shareholders with a supplement to the definitive proxy statement and the timetable for disseminating such supplement and reconvening the special meeting at a later date. Following discussion, Mr. Andrews and the representatives from Godfrey & Kahn left the teleconference.
      Then, Sidley summarized the terms of the amendment to the original merger agreement. After discussion, the special committee agreed to accept Badger Retail Holding’s request that ShopKo reimburse up to $13.5 million of Badger Retail Holding’s third party, out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or its affiliates) if the merger was not completed on or before November 1, 2005 and the merger agreement was thereafter terminated for that reason. Then, Merrill Lynch made an oral presentation to the special committee with respect to the possible amendment to the original merger agreement. Merrill Lynch discussed its financial analyses based on ShopKo’s historical share price performance, analysis of selected comparable publicly traded companies, selected merger and acquisition transactions, analysis of the present value of ShopKo’s projected free cash flows, a hypothetical liquidation analysis, the present value of future stock prices (including an analysis assuming annual share repurchases of $25 million) and a financial sponsor internal rate of return analysis. These financial analyses were substantially similar to Merrill Lynch’s financial analyses that it discussed with the special committee on April 7, 2005, except that this presentation was updated to reflect the proposed amendment to the original merger agreement, the September 2005 Projections, as described under “— Financial Projections” beginning on page S-44 of this proxy supplement, and current market data.
      Following the presentation by Merrill Lynch and discussion thereof, the special committee meeting was adjourned to provide Merrill Lynch the opportunity to finalize its written materials summarizing its valuation analysis and to provide written copies of such presentation to the members of the special committee and Mr. Kramer.
      The special committee meeting was reconvened by teleconference early in the morning on September 9, 2005. In advance of reconvening the special meeting, the members of the special committee and Mr. Kramer had received a final copy of the proposed amendment to the original merger agreement and a written presentation prepared by Merrill Lynch, a copy of which has been filed as an exhibit to the Schedule 13E-3 filed by ShopKo, Badger Retail Holding, Badger Acquisition, the GHJM Investors and Mr. Eugster with the SEC. See “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page S-21 of this proxy supplement. The presentation prepared and delivered by Merrill Lynch to the members of the special committee was consistent with the oral presentation delivered by Merrill Lynch to the members of the special committee and Mr. Kramer on September 8, 2005. At the beginning of the meeting, Merrill Lynch reviewed and discussed its written presentation materials with the special committee. Following further discussion, Merrill Lynch rendered its oral opinion to the special committee (subsequently confirmed in writing) that, as of September 9, 2005 and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the proposed merger price of $25.00 per share was fair, from a financial point of view, to the unaffiliated ShopKo shareholders.
      Following discussion, the special committee, by unanimous vote, adopted resolutions determining that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the shareholders of ShopKo, including the unaffiliated ShopKo shareholders, and recommending that the ShopKo board of directors adopt and approve the amended merger agreement and recommended that the shareholders of ShopKo vote for approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger.

      The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, other than Mr. Eugster and Mr. Zona who had chosen to recuse themselves and not to be present at the meeting. Based on the recommendation of the special committee, the opinion of Merrill Lynch and other factors considered by the board, the board of directors adopted resolutions approving and adopting the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, determining that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock, including the unaffiliated ShopKo shareholders, and recommending that the holders of ShopKo common stock vote for the approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger.
      Following the special committee and board of directors meetings, the parties executed the amendment to the original merger agreement. Before the opening of trading of ShopKo common stock on September 9, 2005, ShopKo issued a press release announcing the execution of the amendment to the original merger agreement.
      In the afternoon on September 9, 2005, Merrill Lynch provided the special committee and Mr. Kramer the Supplemental Illustrative Analysis, as described under “ — Financial Projections — Supplemental Illustrative Analysis” beginning on page S-46 of this proxy supplement. The special committee requested that Merrill Lynch make the following adjustments to the September 2005 Projections: (i) a 5% reduction of estimated EBITDA for the 2005 fiscal year, (ii) a 10% reduction per year of estimated EBITDA for each of the 2006 through 2009 fiscal years; and (iii) an increase in capital expenditures of approximately $13 million in each of the 2006 and 2007 fiscal years to compensate for the approximately $26 million decrease in actual fiscal 2005 capital expenditures as compared to the capital expenditures assumed in the base case projections included in the March 2005 Projections. The Supplemental Illustrative Analysis has been filed as an exhibit to the Schedule 13E-3 filed by ShopKo, Badger Retail Holding, Badger Acquisition, the GHJM Investors and Mr. Eugster with the SEC. The special committee requested that Merrill Lynch prepare the Supplemental Illustrative Analysis in light of the special committee’s continuing concerns regarding the attainability of the September 2005 Projections and the base case projections included in the March 2005 Projections and to demonstrate the impact the requested adjustments would have on the September 2005 Projections. Merrill Lynch provided the Supplemental Illustrative Analysis to the special committee after the special committee and ShopKo board of directors meetings on September 9, 2005, and the Supplemental Illustrative Analysis was not shown to or discussed with management. The adjusted projections and resulting analysis included in the Supplemental Illustrative Analysis were furnished for illustrative purposes only and were neither utilized nor relied upon by Merrill Lynch in connection with its fairness opinion, and were neither utilized nor relied upon by the special committee or the ShopKo board of directors in connection with their consideration of the amended merger agreement.
      Merrill Lynch used the resulting adjusted projections in its financial analyses to perform an illustrative valuation analysis of ShopKo. The methodologies Merrill Lynch used included an analysis of ShopKo’s historical share price performance, an analysis of selected comparable publicly traded companies, an analysis of selected merger and acquisition transactions, an analysis of the present value of ShopKo’s projected free cash flows, a hypothetical liquidation analysis, an analysis based on the present value of future stock prices (including an analysis assuming annual share repurchases of $25 million) and an analysis of financial sponsor internal rate of return. These financial analyses were substantially similar to those Merrill Lynch presented to the special committee at the special committee meeting earlier that day in connection with the delivery of its fairness opinion, except for the adjustments to the September 2005 Projections described in the paragraph above.

Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee
      The special committee, by unanimous vote at a meeting on September 9, 2005, determined that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the shareholders of ShopKo, including the unaffiliated ShopKo shareholders, recommended that our board of directors adopt and approve the amended merger agreement and determined to recommend that the shareholders of ShopKo vote for approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger.
      In reaching its determinations, the special committee consulted with its financial and legal advisors and considered the short-term and long-term interests and prospects of ShopKo and its shareholders. The special committee also considered the fairness opinion presented to the special committee by Merrill Lynch. See “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page S-21 of this proxy supplement for a description of Merrill Lynch’s fairness opinion.
      In reaching the foregoing determinations, the special committee considered the following material factors that it believed supported its determinations:

•	The special committee’s belief that the merger was more favorable to the unaffiliated ShopKo shareholders than any other alternative reasonably available to ShopKo and its shareholders in light of the uncertain future returns to shareholders because of the competitive nature of the discount general merchandise business;

•	The current and historical financial condition and results of operations of ShopKo, including the prospects of ShopKo if it were to remain a publicly owned corporation in light of the increasingly competitive nature of the industry in which ShopKo operates, particularly the fact that almost all ShopKo stores compete directly with Wal-Mart and over 70% of ShopKo stores compete directly with Target or Kmart, which could negatively impact sales and operating margins and cause a decrease in the per share price of ShopKo’s common stock. The special committee also considered the results of ShopKo’s operations for the fiscal year ended January 29, 2005, which exceeded management’s guidance for such period, but included a 0.4% decrease in comparable store sales, and the results of ShopKo’s operations for the first and second fiscal quarters of 2005, which included a 4.8% and 5.6% decrease in comparable store sales, respectively. However, the special committee recognized the variability inherent in retail industry earnings and that the current performance of ShopKo was not necessarily predictive of the future retail industry environment generally, or, in particular, of the future performance of ShopKo;

•	The current financial projections of ShopKo, including the risks related to the achievement of such projections in light of ShopKo’s prior history of achieving its projections and current market conditions. The special committee expressed serious reservations regarding the achievability of the base case projections included in the March 2005 Projections and the September 2005 Projections, the fact that the base case projections included in the March 2005 Projections and the September 2005 Projections each assumed the ability of ShopKo to implement successfully its growth strategy and the risk that if ShopKo did not implement successfully such strategy, then the results contemplated by the financial projections might not materialize. See “Special Factors — Financial Projections” beginning on page 78 of the definitive proxy statement and “— Financial Projections” beginning on page S-44 of this proxy supplement;

•	The potential value that might result from other alternatives available to ShopKo, including the alternative of remaining an independent public company, considering, in particular, the potential for shareholders to share in any future earnings growth of ShopKo, increased competition in the discount retail merchandise industry and higher costs and scrutiny associated with continuing to operate as a public company, and the alternative of leveraging ShopKo’s real estate assets, considering, in particular, the ability to provide liquidity to shareholders in the short-term and the likelihood that significant leverage could constrain ShopKo’s financial and operating flexibility, and the risks and uncertainties relating to the alternatives. Further, from time to time in the past, the ShopKo board of directors has considered certain alternative financing transactions designed to realize the value of the underlying real estate holdings of ShopKo and to enhance shareholder value, including a leveraged recapitalization, sale and leaseback transaction and repurchases of its common stock. However, the special committee believes that any such transaction that would result in ShopKo obtaining significant additional amounts of leverage while at the same time continuing as a public company would create an unacceptable risk of business failure that would make such a transaction irresponsible and would imperil all of ShopKo’s constituencies. Further, such transactions do not address the serious and fundamental strategic issues faced by ShopKo, such as the increased competition from national general merchandise discount chains, such as Wal-Mart, Kmart and Target, each of which is substantially larger than ShopKo;

•	The fact that, of all the entities Merrill Lynch contacted during 2004 and the beginning of 2005 or from which Merrill Lynch received unsolicited contacts, only Goldner Hawn expressed an interest in acquiring ShopKo at a premium to its market price and commenced formal business and legal due diligence on ShopKo, and the fact that, since the public announcement of the original merger agreement on April 8, 2005, ShopKo has not been approached by any potential strategic or financial buyer, either formally or informally;

•	The relationship of the $25.00 per share cash merger consideration to the current trading price and the historical trading prices of ShopKo’s common stock, including the fact that the $25.00 per share cash merger consideration to be paid in the merger represented a premium of 8.6% above the closing price of ShopKo’s common stock one day prior to public announcement of the original merger agreement, a premium of 32.8% above the closing price of ShopKo’s common stock 30 days prior to public announcement of the original merger agreement and a premium of 38.1% above the closing price of ShopKo’s common stock 90 days prior to public announcement of the original merger agreement;

•	The course of the negotiation of the merger consideration and the fact that the $25.00 per share cash merger consideration represented a 56% premium over the indication of interest received from Goldner Hawn on May 3, 2004 of $16.00 per share, a 22.5% premium over the offer price of $20.40 received from Goldner Hawn on October 1, 2004 and a 4.2% premium over the price of $24.00 provided for in the original merger agreement;

•	The fact that the merger consideration to be received by ShopKo’s shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to ShopKo’s shareholders;

•	Merrill Lynch’s quantitative analysis of the financial terms of the merger agreement, including Merrill Lynch’s presentation to the special committee on September 9, 2005 and the valuation analyses contained therein, which the special committee reviewed, relied upon and adopted;

•	The opinion of Merrill Lynch, dated September 9, 2005, that, as of such date, the $25.00 per share cash merger consideration was fair, from a financial point of view, to the unaffiliated ShopKo shareholders;

•	The terms and conditions of the amended merger agreement, which the special committee believed would not preclude a superior proposal, and the course of negotiations thereof. The special committee considered in particular:

—	the conditions to the closing of the merger, including those relating to consummation of the financing;

—	the structure of the transaction as a merger, requiring approval by ShopKo’s shareholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger, including an additional period of time resulting from the adjournment of the special meeting to allow shareholders sufficient time to review this proxy supplement, during which an unsolicited superior proposal could be brought forth;

—	ShopKo’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the special committee determines in good faith, after consultation with its independent legal and financial advisors, that such proposal could reasonably be expected to result in a transaction that is more favorable to ShopKo’s shareholders, from a financial point of view, than the merger;

—	ShopKo’s right to terminate the amended merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to Badger Retail Holding; and

—	the termination fee and expense reimbursement provisions of the amended merger agreement, and a comparison of other provisions to precedent transactions, and Merrill Lynch’s observation to the special committee that the termination fee and expenses that may be payable by ShopKo to Badger Retail Holding in connection with a termination of the amended merger agreement were within the range of termination fees and expenses payable in other comparable public company acquisitions and business combinations and, as reduced by the amendment to the original merger agreement, would be even less likely to discourage strategic buyers or other financial buyers from expressing an interest in acquiring ShopKo or making a superior proposal with respect to ShopKo;

•	The fact that the special committee believes that Goldner Hawn’s presence in the transaction would not deter strategic buyers or other financial buyers from expressing an interest in acquiring ShopKo or making a superior proposal with respect to ShopKo;

•	The fact that the original merger agreement was available promptly following the public disclosure of the original merger agreement through the SEC’s EDGAR database as part of a Current Report on Form 8-K filed by ShopKo on April 8, 2005 and is incorporated by reference in the definitive proxy statement and the fact that the amendment to the merger agreement would be available promptly following the public disclosure of the amendment to the original merger agreement through the SEC’s EDGAR database as part of a Current Report on Form 8-K to be filed by ShopKo (such Form 8-K was filed by ShopKo on September 9, 2005 and is incorporated by reference in the definitive proxy statement);

•	The nature of the financing commitments received by Badger Retail Holding and Badger Acquisition with respect to the merger, including (i) the conditions to the obligations of the institutions providing such commitments to fund their commitments and (ii) the identities of those institutions and their experience in consummating transactions such as those contemplated by the amended merger agreement; in this regard, the special committee noted that Badger Retail Holding had notified the special committee that substantial progress had been made toward satisfying the conditions set forth in the commitments, including, among other things, the receipt of tenders sufficient to satisfy the condition relating to the debt tender offer;

•	ShopKo’s relatively small market capitalization and low trading volume when compared to other New York Stock Exchange listed companies making the liquidity and certainty of value associated with the merger consideration attractive to ShopKo shareholders;

•	The careful review of the representations and warranties in the original merger agreement, and the preparation of ShopKo’s disclosure letter, by ShopKo’s management team and its outside counsel;

•	The covenant in the amended merger agreement requiring ShopKo, for a period of not less than one year after the completion of the merger, to provide employees of ShopKo at the time of the merger with compensation and benefits (not including equity compensation) which are substantially comparable in the aggregate to the compensation and benefits provided to such employees as of the date of the original merger agreement; and

•	The active and direct role of the members of the special committee in the negotiations with respect to the proposed merger, the consideration of the proposed merger and alternatives by the special committee in over 30 special committee meetings, the experience of the special committee members with ShopKo and the general business experience of such members.

      The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	The conflicts of interest that the directors of ShopKo, other than those on the special committee and Mr. Kramer, and the executive officers of ShopKo have with respect to the merger. Specifically, the special committee noted that Mr. Eugster’s participation in the management of ShopKo post-merger and related compensation arrangements and his post-merger equity investment in Badger Retail Holding create a conflict between the economic interests of Mr. Eugster and the unaffiliated ShopKo shareholders;

•	The fact that, following the merger, the unaffiliated ShopKo shareholders will cease to participate in any future earnings growth of ShopKo or benefit from any future increase in its value;

•	The fact that the obligations of Badger Retail Holding and Badger Acquisition to complete the merger are conditioned upon receipt of debt financing, and that such financing may not be available for reasons beyond the control of ShopKo, Badger Retail Holding and Badger Acquisition;

•	The fact that Badger Acquisition is a financial buyer that will not have any significant assets unless the merger is completed, and ShopKo’s remedy for any breach of the amended merger agreement is therefore effectively limited to termination of the amended merger agreement;

•	The conditions to the closing of the merger;

•	The fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to the shareholders of ShopKo entitled to receive such merger consideration;

•	The possible disruption to ShopKo’s business that might have resulted from the initial announcement of the merger and the additional announcement of the amendment to the original merger agreement and the resulting distraction of the attention of ShopKo’s management;

•	The fact that shareholders of ShopKo will not be entitled to dissenters’ rights under Wisconsin law;

•	The fact that a July 26, 2004 research report by an investment bank suggested a net asset value for ShopKo based on its view of ShopKo’s real estate holdings ranging from $27.04 per share to $47.77 per share; however, based on advice from management as to significant errors in the assumptions made in such report with respect to ShopKo’s real estate and discussions with its financial advisors, the special committee believes that those errors caused the suggested net asset value to be substantially overstated. Specifically, it was noted that, among other matters, the report’s assumption of the average square footage of ShopKo’s store locations overstated the actual square footage by 45%; the report’s assumed range of values per owned store did not take into account the lower value of ShopKo’s Pamida stores, which are located in rural areas; the report significantly underestimated the average lease rates with respect to ShopKo’s leased stores and otherwise over-valued ShopKo’s leasehold interests; and the report failed to take into account the cost of liquidating ShopKo’s real estate or the time it would take to do so;

•	The fact that on March 16, 2005 a research firm had initiated coverage on ShopKo with a “buy” recommendation and issued a research report with a $29.00 price target per share of ShopKo common stock; however, such report did not specify a date by which such target might be met and, based on discussions with its financial advisors, the special committee believes that such report contains several significant errors. In particular, it was noted that, among other matters, the “sum of the parts” analysis contained in the report did not account for corporate overhead expenses and the analyses performed assumed a multiple of 18.9 times forward earnings per share, while at the same time, the report acknowledged that since 1999 the historical multiples for ShopKo ranged from 4.5 to 11.4 times forward earnings per share;

•	The fact that the special committee did not authorize Merrill Lynch to contact any potential strategic buyers during 2004 and the beginning of 2005; however, the special committee based its decision not to contact any strategic buyers on the business risks associated with contacting strategic buyers with respect to a potential transaction involving ShopKo and the belief shared by the special committee and Merrill Lynch that it appeared unlikely that there would be interest from potential strategic buyers. Because of unattractive domestic competitive dynamics largely resulting from the increasing dominance of large discount retailers such as Wal-Mart, Kmart and Target, many smaller regional retailers that would otherwise be potential strategic buyers have failed or are financially weak, making it very unlikely that any of such potential strategic buyers would have the ability or willingness to acquire ShopKo. In addition, these competitive dynamics make U.S. retailers, such as ShopKo, an unattractive U.S. entry vehicle or platform builder for international companies that might otherwise be potential strategic buyers. Given the unlikelihood of success of a transaction with a strategic buyer, significant business risks associated with contacting strategic buyers include the potential disclosure of important strategic information to competitors, as well as the negative ramifications of leaks and/or a failed process, including impacts on employee morale and vendor and trade creditor confidence;

•	The relatively high degree of leverage on ShopKo as a result of the financing structure to effect the merger and the resulting risk of potential fraudulent conveyance claims in the event that ShopKo were to be found to have been insolvent at the time the merger was completed. In mitigation of this risk, the special committee considered the closing condition relating to the receipt of a solvency letter from an appraisal firm of national reputation and the terms of the financing; and

•	The fact that ShopKo common stock had been trading above the merger consideration of $24.00 per share provided for in the original merger agreement for several months, and the fact that two beneficial owners of more than 5% of ShopKo’s outstanding common stock, the Levco Investors and Elliott Associates, L.P. and its affiliates, had each delivered letters to the ShopKo board of directors indicating their intent to vote against approval of the original merger agreement.

      The special committee believes that sufficient procedural safeguards were and are present to ensure the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders and to permit the special committee to represent effectively the interests of the unaffiliated ShopKo shareholders. For the reasons stated below, the special committee did not consider it necessary to require a separate affirmative vote of a majority of the unaffiliated ShopKo shareholders or to retain an unaffiliated representative to act solely on behalf of the unaffiliated ShopKo shareholders.

•	The special committee consists of independent directors who acted to represent solely the interests of the unaffiliated ShopKo shareholders and to negotiate with Goldner Hawn on behalf of those shareholders;

•	No member of the special committee has an interest in the merger different from that of the unaffiliated ShopKo shareholders, except that all members of the special committee hold restricted stock that will vest upon completion of the merger and stock options that will be “cashed-out” in the merger at the same price that the unaffiliated ShopKo shareholders will receive and which is consistent with the treatment being afforded to all employees who hold stock options;

•	Mr. Eugster beneficially owned approximately 0.5% of the outstanding shares of ShopKo common stock and the GHJM Investors owned no shares of ShopKo common stock, meaning that the difference between the affirmative vote of the majority of outstanding shares of ShopKo common stock as compared to the affirmative vote of a majority of the outstanding shares of ShopKo common stock held by the unaffiliated ShopKo shareholders would be minimal;

•	The special committee retained and received the advice of Sidley, its independent legal counsel, and Merrill Lynch, its financial advisor, and requested that Merrill Lynch render an opinion with respect to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated ShopKo shareholders. Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Goldner Hawn; and

•	The special committee and its advisors conducted extensive negotiations with Goldner Hawn and had the authority to reject the transaction proposed by the GHJM Investors. These negotiations led to an increase in the cash merger consideration payment to be received by the shareholders of ShopKo from $16.00 per share to $24.00 per share and then, as described in this proxy supplement, from $24.00 to $25.00.

The ShopKo Board of Directors
      On September 9, 2005, the special committee, by unanimous vote, determined to recommend that our board of directors adopt and approve the amended merger agreement. At a meeting that occurred immediately after the special committee meeting, our board of directors adopted resolutions:

•	Approving the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger;

•	Determining that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock, including the unaffiliated ShopKo shareholders; and

•	Recommending that the holders of ShopKo common stock vote for the approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger. See “— Background of the Merger” beginning on page S-9 of this proxy supplement for additional information on the recommendation of our board of directors.
      The resolutions were approved by the unanimous affirmative vote of the ShopKo board of directors, other than Mr. Eugster and Mr. Zona who recused themselves from participation in the meeting on September 9, 2005 to approve the amended merger agreement in light of their interests in the transaction.
      Our board of directors believes that the amended merger agreement and the merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders. In reaching these conclusions, our board of directors considered the unanimous recommendation and analysis of the special committee, as described above, including the opinion of Merrill Lynch with respect to the fairness, from a financial point of view, of the cash merger consideration to the unaffiliated ShopKo shareholders, and adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the amended merger agreement.
      In light of the factors set forth above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, our board of directors did not consider it necessary either to require a separate affirmative vote of a majority of the unaffiliated ShopKo shareholders or to retain an unaffiliated representative (other than the special committee) to act solely on behalf of the unaffiliated ShopKo shareholders for purposes of negotiating the terms of the amended merger agreement or preparing a report concerning the fairness of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger.
      The foregoing discussion of the information and factors considered by the special committee and our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by them in evaluating the merger and the complexity of these matters, the special committee and our board of directors did not find it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors each considered in reaching its determinations. Rather, the special committee and our board of directors each made its judgment based on the total mix of information available to it of the overall effect of the merger on the unaffiliated ShopKo shareholders compared to any alternative transaction or remaining an independent company. Furthermore, individual members of the special committee or our board of directors may have given different weight to different factors. The special committee and our board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of the unaffiliated ShopKo shareholders.
      As discussed in the definitive proxy statement with respect to the original merger agreement, the special committee did not independently consider going concern value, but rather relied on the analyses of Merrill Lynch as a whole, other than Merrill Lynch’s liquidation analysis which is not a means of evaluating going concern value, to evaluate going concern value, as described under “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page S-21 of this proxy supplement.
      Also consistent with its approach with respect to the original merger agreement, the special committee and the board of directors did not consider net book value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because they believed that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices for ShopKo common stock or its value as a going concern.
      Although, as with the original merger agreement, the special committee concluded that going concern value was the appropriate valuation methodology for ShopKo, it also considered liquidation value prior to determining the fairness of the merger to the unaffiliated ShopKo shareholders. In concluding that ShopKo’s going concern value was a more appropriate valuation methodology than liquidation value, the special committee noted that there are substantial costs, execution risks and uncertainties involved in a liquidation of assets of a company and believed that liquidation sales often result in proceeds substantially less than sales of a going concern and often take longer than planned. Further, the special committee was aware of the difficulty in determining the liquidation value of ShopKo’s significant intangible assets, intellectual property, leasehold interests and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario. The special committee also reviewed and relied upon the real estate liquidation valuation performed by Merrill Lynch which was presented to the special committee and the board of directors on September 9, 2005, and is summarized in this proxy supplement under “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated — Liquidation Analysis” beginning on page S-26 of this proxy supplement. Based on such analysis, the special committee believes that a liquidation of ShopKo that has substantial tax and transaction and other costs, as well as execution uncertainty and timing issues, would, ultimately, deliver less value to the ShopKo shareholders than will the merger.
      Neither Merrill Lynch nor the special committee obtained any appraisals of ShopKo’s real estate holdings or of ShopKo’s other assets, but rather relied on information provided by management. Merrill Lynch’s analysis was intended to provide a reasonable net asset valuation range of ShopKo’s real estate holdings and was not an appraisal. The valuation which results from an appraisal, or the value received in an actual liquidation, of ShopKo’s real estate holdings might differ significantly from the valuation range in Merrill Lynch’s analysis. On August 30, 2005, Goldner Hawn notified the ShopKo board of directors that Goldner Hawn had been informed by Bank of America, N.A., the lender under the real estate commitment letter, that Bank of America, N.A. had received appraisals that value the real estate subject to the financing at approximately $880 million in the aggregate. The real estate subject to the financing includes substantially all of ShopKo’s ground leased stores and substantially all of ShopKo’s owned real estate that is used by ShopKo for operating ShopKo and Pamida stores, its headquarters, its optical manufacturing lab and its distribution centers. The $880 million valuation supported by the real estate appraisals received by Bank of America, N.A. is at the low end of the valuation range that Merrill Lynch used when performing its liquidation analysis as described under “ — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page S-21 of this proxy supplement.

      As a general matter, ShopKo does not conduct or commission routine real estate appraisals other than to verify the value of a particular property prior to the planned sale of such property. However, the special committee was aware of ShopKo’s experience in liquidating 23 stores that were closed at the end of fiscal 2000 where the average gross proceeds received upon the sale of the nine owned stores was approximately 31% below the original estimate and approximately 61% below the book value of such stores, where the last four owned stores were not sold until fiscal 2004 and where ShopKo stills holds four of the leased stores. The special committee was also aware that in March 2005 another retailer indicated an interest in purchasing 20 ShopKo stores at a price of $4 million per store, a price that was believed to be below the value of such stores.
      Based on the factors outlined above, including the opinion of Merrill Lynch as to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated ShopKo shareholders in the merger, the special committee and our board of directors determined that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock, including the unaffiliated ShopKo shareholders.
      Our board of directors believes that the merger is advisable to, fair to and in the best interests of, the unaffiliated ShopKo shareholders. Our board of directors recommends that you vote “FOR” approval of the amended merger agreement.
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
      The special committee engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the consideration to be received by the unaffiliated ShopKo shareholders pursuant to the merger was fair, from a financial point of view, to the unaffiliated ShopKo shareholders.
      On April 7, 2005, Merrill Lynch delivered its oral opinion to the special committee, subsequently confirmed in writing as of the same date, that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described in the definitive proxy statement dated August 9, 2005), the consideration of $24.00 per share in cash to be received by the unaffiliated ShopKo shareholders pursuant to the original merger agreement was fair, from a financial point of view, to the unaffiliated ShopKo shareholders. On September 9, 2005, at the request of the special committee, Merrill Lynch provided an updated oral opinion to the special committee, subsequently confirmed in writing as of the same date, that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the consideration of $25.00 per share in cash to be received by the unaffiliated ShopKo shareholders pursuant to the amended merger agreement was fair, from a financial point of view, to the unaffiliated ShopKo shareholders.
      The full text of the written opinion of Merrill Lynch, dated September 9, 2005, which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy supplement as Appendix B and is incorporated in this proxy supplement by reference. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. Shareholders are urged to read and should read the entire opinion carefully. Merrill Lynch has consented to the inclusion in this proxy supplement of its opinion dated September 9, 2005 and of the summary of that opinion set forth below.
      The opinion is addressed to the special committee (and expressly permits the ShopKo board of directors to rely on the opinion as if it were addressed to the board of directors) and addresses only the fairness, from a financial point of view, of the consideration to be received by the unaffiliated ShopKo shareholders pursuant to the merger. The opinion does not address the merits of the underlying decision by ShopKo to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any shareholder as to how the shareholder should vote with respect to the proposed merger or any other matter. Although Merrill Lynch participated in negotiations among the parties, the consideration to be received by such holders pursuant to the merger was determined by the special committee and the GHJM

Investors, and was approved by the special committee and the ShopKo board of directors. Merrill Lynch did not recommend the amount of consideration to be paid in the transaction.
      The following is a summary of the financial analyses performed by Merrill Lynch in connection with the preparation of its opinion dated September 9, 2005. The special committee requested that Merrill Lynch make a presentation on September 9, 2005 as to the fairness, from a financial point of view, of the merger consideration to be received by the unaffiliated ShopKo shareholders. Copies of Merrill Lynch’s September 9, 2005 presentation to the special committee are available for inspection and copying at ShopKo’s principal executive office during regular business hours by any ShopKo shareholder or its representative who has been so designated in writing, and will be provided to any ShopKo shareholder upon written request at the expense of the requesting party. The September 9, 2005 presentation is filed as an exhibit to the Schedule 13E-3 filed by ShopKo, the GHJM Investors and Mr. Eugster with the SEC, copies of which may be obtained from the SEC. For instructions on how to obtain materials from the SEC, see “Where Shareholders Can Find More Information” beginning on page S-59 of this proxy supplement.
      In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to ShopKo that Merrill Lynch deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of ShopKo furnished to it by ShopKo;

•	Conducted discussions with members of senior management and representatives of ShopKo concerning the matters described in the preceding two bullet points;

•	Reviewed the market prices and valuation multiples for ShopKo’s common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Reviewed the results of operations of ShopKo and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	Participated in discussions and negotiations among representatives of ShopKo and Goldner Hawn and their financial and legal advisors with respect to the merger;

•	Reviewed the original merger agreement and a draft of the amendment to the original merger agreement dated September 8, 2005; and

•	Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary and appropriate, including its assessment of general economic, market and monetary conditions.
      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of ShopKo and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of ShopKo under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of ShopKo. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by ShopKo, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of ShopKo’s management as to the expected future financial performance of ShopKo. Merrill Lynch expresses no opinion as to such financial forecast information or the assumptions on which they were based. Merrill Lynch also assumed that the final form of the amendment to the original merger agreement would be substantially similar to the last draft reviewed by it. The special committee reviewed the September 2005

Projections, which were prepared by Merrill Lynch by modifying the base case projections included in the March 2005 Projections (described in the definitive proxy statement beginning on page 86) taking into account discussions with ShopKo’s management (as described under “— Financial Projections” beginning on page S-44 of this proxy supplement), and deemed Merrill Lynch’s reliance on those materials for the purposes of performing its analyses to be reasonable and to be conservative, taking into account the special committee’s reservations regarding the achievability of such projections.
      The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.
      At the meeting of the special committee held on September 9, 2005, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.
      Historical Share Price Performance. Merrill Lynch reviewed the historical performance of ShopKo’s common stock based on a historical analysis of trading prices for the 52-weeks ended September 8, 2005 and the three years ended April 5, 2005. The closing stock prices for ShopKo’s common stock over this period ranged from $10.08 to $26.02. Merrill Lynch noted that ShopKo’s common stock price had been affected by the public announcement of the proposed transaction and for this reason Merrill Lynch examined average closing prices at various points in time prior to the announcement of the amended merger agreement on September 9, 2005 and to the announcement of the original merger agreement on April 8, 2005. The following table reflects the implied percentage premium that the $25.00 in cash per share amended merger consideration represents to various closing prices and average closing prices:

	Price	Implied Premium

Closing Price on September 8, 2005	$25.52	(2.0%)
Closing Price on April 5, 2005	$22.80	9.6%
52-Week High (as of September 8, 2005)	$26.02	(3.9%)
52-Week Low (as of September 8, 2005)	$16.07	55.6%

Averages as of April 5, 2005
30-Day Trading Average	$21.31	17.3%
60-Day Trading Average	$19.52	28.1%
90-Day Trading Average	$19.10	30.9%
1-Year Trading Average	$16.73	49.4%
2-Year Trading Average	$15.47	61.6%
3-Year Average	$15.38	62.5%

      Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information concerning historical financial results, Merrill Lynch compared financial and operating information and ratios for ShopKo with the corresponding financial and operating information for a selected group of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to ShopKo. The following companies were selected as the primary comparable companies to ShopKo:

•	BJ’s Wholesale Club, Inc.;

•	Bon-Ton Stores, Inc.;

•	Ingles Markets Incorporated;

•	Longs Drug Stores Corporation;

•	Marsh Supermarkets, Inc.;

•	Stage Stores, Inc.; and

•	Weis Markets, Inc.
      There are few, if any, public companies which are directly comparable to ShopKo because, over the years, many regional general merchandise retailers similar to ShopKo have filed for bankruptcy, largely due to the impact of increasing competition from large, well-capitalized competitors such as Wal-Mart and Target. Such companies include Ames, Bradlees, Caldor, Kmart, Jamesway and Montgomery Ward. Merrill Lynch selected these comparable companies because they are publicly traded companies with operating profiles that Merrill Lynch deemed reasonably similar to that of ShopKo. For each of the comparable companies, Merrill Lynch derived a valuation multiple by dividing enterprise value as of September 8, 2005 by the last twelve months’ (“LTM”) earnings before interest, taxes, depreciation and amortization, or LTM EBITDA, and by dividing enterprise value as of September 8, 2005 by LTM sales. Enterprise value was calculated as the sum of the market value of equity and short- and long-term debt less cash and cash equivalents. Merrill Lynch determined the relevant valuation metric to be enterprise value as a multiple of EBITDA because EBITDA is a close proxy for cash flow and because it incorporates into the multiple both the company’s sales and its operating expenses.
      Based on reported financial results, the enterprise value as a multiple of LTM EBITDA analysis for the comparable companies resulted in a range of multiples of 5.8x to 9.7x as of September 8, 2005. Based on the foregoing and on its analysis of the multiples calculated for the comparable companies, including qualitative judgments involving non-mathematical considerations, including the lack of directly comparable companies and ShopKo’s recent financial performance, Merrill Lynch determined the relevant range to be 5.0x to 6.0x 2005E EBITDA for an implied per share equity value range for ShopKo of $21.00 to $26.75.
      None of the selected comparable companies is identical to ShopKo. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of ShopKo.

      Premiums Paid Analysis. Merrill Lynch performed a premiums paid analysis for ShopKo based upon its review and analysis of the range of premiums paid in selected announced public retail acquisition transactions dating from October 9, 1997 through September 8, 2005 (which are referred to as the selected retail acquisitions). Using publicly available information, Merrill Lynch reviewed information relating to the following transactions:

Date	Target	Acquiror

03/17/05	Toys R Us, Inc.	Bain Capital Partners LLC/ Kohlberg Kravis Roberts & Co./ Vornado Realty Trust
01/09/05	Hollywood Entertainment Corporation	Movie Gallery, Inc.
12/02/04	Eye Care Centers of America, Inc.	Moulin International Holdings Limited/ Golden Gate Capital
11/17/04	Sears, Roebuck and Co.	Kmart Holding Corporation
07/29/04	Mervyn’s, LLC	Sun Capital Partners, Inc./ Cerberus Capital Management, L.P.
07/26/04	Duane Reade Inc. (amended initial agreement)	Rex Corner Holdings
06/21/04	Galyan’s Trading Company, Inc.	Dick’s Sporting Goods, Inc.
04/23/04	Loehmann’s Holdings Inc.	Crescent Capital Investments, Inc.
03/29/04	Hollywood Entertainment Corporation (terminated)	Leonard Green & Partners, L.P.
12/23/03	Duane Reade Inc. (amended in 2004)	Rex Corner Holdings
10/17/03	GNC Corporation	Apollo Management, L.P.
07/29/03	The Elder-Beerman Stores Corp.	Bon-Ton Stores, Inc.
12/02/02	The Vitamin Shoppe Industries Inc.	Bear Stearns Merchant Banking
07/12/01	The William Carter Company	Berkshire Partners LLC
05/17/00	Petco Animal Supplies, Inc.	Leonard Green & Partners, L.P./ Texas Pacific Group
05/10/99	Pamida Holdings Corporation	ShopKo Stores, Inc.
05/04/99	Galyan’s Trading Company, Inc.	Freeman Spogli & Co. Incorporated
11/12/98	Hills Stores Company	Ames Department Stores, Inc.
04/15/98	Advance Auto Parts Inc.	Freeman Spogli & Co. Incorporated
10/09/97	Big 5 Sporting Goods Corporation	Leonard Green & Partners, L.P.
      The range of premiums paid relative to the target company’s stock price one day prior to announcement of the transaction, 30 days prior to announcement and 90 days prior to announcement were as follows:

	One-Day	30-Day	90-Day

High	49.8%	25.5%	41.8%
Low	1.5%	13.8%	(2.0%)
Mean	16.8%	19.7%	14.5%
      Merrill Lynch noted that ShopKo’s common stock price had been affected by the public announcement of the proposed transaction and for this reason Merrill Lynch examined price premiums to closing prices at various points in time prior to the preparation of its opinion dated April 7, 2005 and the announcement of the original merger agreement. Based on the foregoing, Merrill Lynch noted that the $25.00 per share cash merger consideration to be paid in the merger represented a premium of 9.6% above the closing price of ShopKo’s common stock on April 5, 2005, a premium of 38.2% above the closing price of ShopKo’s common stock 30 days prior to announcement of the original merger agreement on April 8,

2005 and a premium of 33.5% above the closing price of ShopKo’s common stock 90 days prior to public announcement of the original merger agreement on April 8, 2005. Merrill Lynch noted that although the premium above the closing price one day prior to public announcement of the original merger agreement was below the one-day average premium paid in the selected retail acquisitions, the respective premiums above the closing prices 30 and 90 days prior to public announcement of the original merger agreement on April 8, 2005 were above the 30-day and 90-day average premiums paid in the selected retail acquisitions. Merrill Lynch determined the relevant range for comparative purposes to be a premium of 15%-25% to the closing price of ShopKo’s common stock 30 days prior to public announcement of the original merger agreement on April 8, 2005 for an implied per share equity value range for ShopKo of $20.75 to $22.50.
      Multiples Analysis. Merrill Lynch performed an acquisition multiples analysis for ShopKo based upon its review and analysis of the range of multiples paid in the selected retail acquisitions. For each of the selected retail acquisitions, Merrill Lynch derived a valuation multiple by dividing the publicly announced transaction value by EBITDA for the most recently reported twelve months prior to the date of announcement. Such analysis resulted in a range of multiples of 3.7x to 11.2x as of September 9, 2005. Merrill Lynch also derived a valuation multiple by dividing the publicly announced transaction value by sales and earnings before interest and taxes, or EBIT, for the last twelve months. Merrill Lynch determined the relevant valuation metric to be transaction value as a multiple of LTM EBITDA because EBITDA is a close proxy for cash flow and because it incorporates into the multiple both the company’s sales and its operating expenses. Based on the foregoing and on its analysis of the multiples calculated for the selected retail acquisitions, including qualitative judgments involving nonmathematical considerations, Merrill Lynch determined the relevant range to be 5.5x to 6.5x ShopKo’s estimated 2005 EBITDA of $187.2 million, as compared to the 5.7x multiple implied by the $25.00 per share merger consideration, for an implied per share equity value range for ShopKo of $23.75 to $29.75.
      Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of ShopKo for the periods ending on or about January 31, 2008 and 2010, respectively. Merrill Lynch based these discounted cash flow analyses upon the September 2005 Projections (as described under “— Financial Projections” beginning on page S-44 of this proxy supplement). Merrill Lynch’s discounted cash flow analyses were based on terminal value EBITDA multiples for the fiscal years ending on or about January 31, 2008 and 2010 ranging from 5.0x to 6.0x.
      In each case, Merrill Lynch applied discount rates reflecting a weighted-average cost of capital ranging from 10.0% to 12.0%. The discount rates utilized in this analysis were based on Merrill Lynch’s estimate of the equity cost of capital of ShopKo which was derived from its analysis of ShopKo’s beta and the estimated betas of the selected comparable companies. After adjusting for ShopKo’s current leverage, these calculations indicated the following implied per share equity value ranges for ShopKo:

•	Period ending on or about January 31, 2008: $18.75 to $23.75; and

•	Period ending on or about January 31, 2010: $21.25 to $27.25.
      Discounted cash flow analyses are analyses of the present value of the projected unlevered free cash flows for the periods and using the discount rates indicated. Unlevered free cash flows are cash flows that would, following the satisfaction of ShopKo’s outstanding liabilities, be available for distribution to equity holders of ShopKo.
      The projections of terminal value EBITDA multiples were based upon Merrill Lynch’s judgment and expertise, as well as its review of publicly available business and financial information and the respective financial and business characteristics of ShopKo and the comparable companies.
      Liquidation Analysis. Merrill Lynch performed a liquidation analysis as a methodology to assess the potential value of ShopKo’s assets and real estate portfolio in the event of a hypothetical liquidation. For purposes of this analysis, Merrill Lynch segregated ShopKo’s real estate portfolio into component parts to perform a top-level analysis of value. Merrill Lynch utilized information provided by ShopKo’s management in arriving at a reasonable net asset value range for ShopKo’s portfolio and did not perform an appraisal of ShopKo’s real estate portfolio. Merrill Lynch then adjusted this value to account for the assumed cost to any purchaser of the assets to re-lease and retrofit the space for a new tenant, costs which a prospective purchaser would factor into its purchase price. Merrill Lynch assumed that the assets were divested over a two-year period, assuming mid-year discounting at an 11.0% discount rate, which was derived from its analyses of the comparable companies listed above. The tax basis of the assets considered (including land, land bank, site improvements, building and leasehold interests) provided by ShopKo’s management was assumed and reduced annually in line with historical depreciation rates. The analysis provided Merrill Lynch with an estimated net present value of proceeds from a liquidation of the real estate portfolio, to which the book value of inventories, accounts receivable and other net assets as of July 30, 2005 were added, at a range of selected discounts of 10% to 25%. Merrill Lynch calculated a range of values for ShopKo’s pharmacy prescription files based on guidance from ShopKo’s management. Proceeds in excess of net tax basis, also provided by management, were taxed at a statutory tax rate of 35%. Based on the foregoing, Merrill Lynch calculated an implied per share equity value range for ShopKo of $14.50 to $19.75.
      Present Value of Future Stock Prices Assuming Status Quo and Share Repurchase Scenarios. Using the projections provided by ShopKo’s management, Merrill Lynch applied ShopKo’s forward price to earnings multiple before the announcement of the original merger agreement on April 8, 2005 to the projected 2005-2009 fiscal year earnings as calculated under two different scenarios: status quo and status quo with an annual share repurchase of $25 million to calculate an estimated future stock price in each of the aforementioned years. Merrill Lynch estimated the implied range of values to current shareholders as of September 8, 2005 by discounting these estimated future stock prices at an estimated 14% equity cost of capital, which was derived from its analyses of ShopKo’s beta and the estimated betas of the comparable companies listed above. The following table reflects the theoretical implied range of values for ShopKo obtained by Merrill Lynch for the various scenarios using projections provided by ShopKo:

September 2005
Projections

Status Quo	$13.25-$22.50
Status Quo with $25 Million Annual Repurchase	$13.50-$22.75
      Financial Sponsor Internal Rate of Return Analysis. Merrill Lynch performed a financial sponsor internal rate of return analysis for ShopKo based upon various per share acquisition prices and using projections furnished by ShopKo’s management. Merrill Lynch examined the possible acquisition prices for the outstanding ShopKo common stock that would result in an internal rate of return to a hypothetical investor of 25.0%, taking into consideration financing constraints and assuming a sale by the investor after a period of four and a half years following the acquisition at terminal year EBITDA multiples of 4.5x to 5.5x. Using this internal rate of return analysis, Merrill Lynch calculated an implied per share equity value range for ShopKo of $23.50 to $25.75 assuming projections provided by ShopKo’s management.
      The financial sponsor internal rate of return analysis is a hypothetical valuation methodology and is not specific to one purchaser. It is intended to replicate the manner in which the typical financial sponsor would analyze the price it would be willing to pay and still achieve the returns that it requires.
      Net Debt Adjustment. For purposes of the analyses set forth above, Merrill Lynch calculated an adjusted net debt balance by subtracting cash and cash equivalents from short- and long-term debt, using an average annual revolver draw to account for ShopKo’s operational seasonality. Quarter-end debt balances provided by ShopKo’s management for each of the last four quarters up to and including the Company’s fiscal second quarter of 2005 were used to calculate an annual average revolver balance of $90.0 million. For the quarter ended July 30, 2005, this analysis produced an adjusted net debt balance of $290.5 million. Unadjusted net debt for the same period was $240.5 million.
      Management Projections. For purposes of the analyses set forth above, Merrill Lynch used the September 2005 Projections, which are summarized under “— Financial Projections” beginning on page S-44 of this proxy supplement.

      General. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch’s opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which ShopKo’s common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for purposes of Merrill Lynch providing its opinion to the special committee and the board of directors. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecasted.
      The special committee selected Merrill Lynch as its financial adviser because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed merger and Merrill Lynch’s familiarity with ShopKo and its business. Merrill Lynch has provided financial advisory and financing services to ShopKo and/or its affiliates and may continue to do so, and Merrill Lynch has received, and may in the future receive, fees for the rendering of such services. Except as described below, Merrill Lynch has not received any fees from ShopKo during the last two years. In the ordinary course of its business, Merrill Lynch may actively trade shares of ShopKo’s common stock and other securities of ShopKo, as well as securities of affiliates of Goldner Hawn, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
      Under the terms of a letter agreement dated February 19, 2004, pursuant to which the special committee engaged Merrill Lynch as its financial advisor, ShopKo has agreed to pay Merrill Lynch for its services a fee equal to 0.8% of the “Purchase Price,” which will be the sum of all cash consideration to be paid to ShopKo’s shareholders and option holders in the merger and the amount of all indebtedness for borrowed money of ShopKo assumed in the merger. ShopKo paid $100,000 of this fee upon Merrill Lynch’s engagement and $250,000 of this fee when Merrill Lynch rendered its April 7, 2005 fairness opinion and will pay the balance of this fee upon the completion of the merger. No additional fee was paid in connection with Merrill Lynch rendering its fairness opinion dated September 8, 2005. It is estimated that the aggregate fee payable will be approximately $8,500,000. In addition to any fees payable to Merrill Lynch under the letter agreement, ShopKo has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, including the reasonable fees of its legal counsel. ShopKo has also agreed to indemnify Merrill Lynch and related parties against various liabilities, including liabilities arising under United States federal securities laws or relating to or arising out of the merger or the engagement of Merrill Lynch.
Position of the GHJM Investors as to the Fairness of the Merger
      Under a possible interpretation of the rules governing “going private” transactions, the GHJM Investors may be deemed to be affiliates of ShopKo and required to express their beliefs as to the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders. Each of the GHJM Investors is making the statements included under this heading solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each of the GHJM Investors believes that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders on the basis of the factors described below.
      None of the GHJM Investors participated in the deliberations of the special committee or the ShopKo board of directors regarding, or received advice from the special committee’s or ShopKo’s legal or financial advisors as to, the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders. Based on the GHJM Investors’ knowledge and analysis of available information regarding ShopKo, as well as discussions with members of ShopKo’s senior management regarding the factors considered by, and the findings of, the special committee and the ShopKo board of directors discussed under “ — Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page S-14 of this proxy supplement, the GHJM Investors believe that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders. In particular, they considered the following:

•	The current and historical financial condition and results of operations of ShopKo, including the prospects of ShopKo if it were to remain a publicly owned corporation in light of the increasingly competitive nature of the industry in which ShopKo operates, particularly the fact that almost all ShopKo stores compete directly with Wal-Mart and over 70% of ShopKo stores compete directly with Target or Kmart, which could negatively impact sales and operating margins and cause a decrease in the per share price of ShopKo’s common stock. The GHJM Investors also considered the recent results of ShopKo’s operations for the fiscal year ended January 29, 2005, which exceeded management’s guidance for such period, but included a 1.5% decrease in comparable store sales, and the results of ShopKo’s operations for the first and second fiscal quarters of 2005, which included a 4.8% and 5.6% decrease in comparable store sales, respectively. However, the GHJM Investors recognized the variability inherent in retail industry earnings and that the current performance of ShopKo was not necessarily predictive of the future retail industry environment generally, or, in particular, of the future performance of ShopKo;

•	The current financial projections of ShopKo, including the risks related to the achievement of such projections in light of ShopKo’s prior history of achieving its projections and current market conditions. The GHJM Investors considered the fact that the financial projections relied on the ability of ShopKo to implement successfully its growth strategy and the risk that if ShopKo did not implement successfully such strategy then the results contemplated by the financial projections might not materialize. See “Special Factors — Financial Projections” beginning on page 78 of the definitive proxy statement;

•	The fact that the special committee unanimously determined and the ShopKo board of directors determined, by a unanimous affirmative vote, other than with respect to Messrs. Eugster and Zona who recused themselves from participation in the board of directors meeting on September 9, 2005 to approve the amended merger agreement in light of their interests in the transaction, that the amended merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the shareholders of ShopKo, including the unaffiliated ShopKo shareholders;

•	The fact that the special committee and the ShopKo board of directors received the opinion of Merrill Lynch, dated September 9, 2005, that, as of such date, the $25.00 per share cash merger consideration was fair, from a financial point of view, to the unaffiliated ShopKo shareholders;

•	The fact that the $25.00 per share cash merger consideration represents a premium of approximately 49.4% over the average per share trading price of ShopKo common stock for the 52-week period ended April 5, 2005;

•	The course of the negotiation of the merger consideration and the fact that the $25.00 per share cash merger consideration represented a 56% premium over the indication of interest received from Goldner Hawn on May 3, 2004 of $16.00, a 22.5% premium over the offer price of $20.40 received from Goldner Hawn on October 1, 2004 and a 4.2% premium over the price of $24.00 provided for in the original merger agreement; and

•	The fact that the merger consideration to be received by ShopKo’s shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to ShopKo’s shareholders.
      Each of the GHJM Investors believes that the merger is procedurally fair to the unaffiliated ShopKo shareholders based upon the following factors and, on the basis of such factors, the GHJM Investors did not consider it necessary to require a separate affirmative vote of a majority of the unaffiliated ShopKo shareholders or to retain an unaffiliated representative to act solely on behalf of the unaffiliated ShopKo shareholders:

•	The special committee consists of independent directors who acted to represent solely the unaffiliated ShopKo shareholders and to negotiate with Goldner Hawn on behalf of those shareholders;

•	No member of the special committee has an interest in the merger different from that of the unaffiliated ShopKo shareholders, except that all members of the special committee hold restricted stock that will vest upon completion of the merger and stock options that will be “cashed-out” in the merger at the same price that the unaffiliated ShopKo shareholders will receive;

•	Mr. Eugster beneficially owned approximately 0.5% of the outstanding shares of ShopKo common stock and the GHJM Investors owned no shares of ShopKo common stock, meaning that the difference between the affirmative vote of the majority of outstanding shares of ShopKo common stock as compared to the affirmative vote of a majority of the outstanding shares of ShopKo common stock held by the unaffiliated ShopKo shareholders would be minimal;

•	The special committee retained and received the advice of Sidley, its independent legal counsel, and Merrill Lynch, its financial advisor, and requested that Merrill Lynch render an opinion with respect to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated ShopKo shareholders. Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Goldner Hawn;

•	The special committee and its advisors conducted extensive negotiations with Goldner Hawn and had the authority to reject the transaction proposed by the GHJM Investors. These negotiations led to an increase in the cash merger consideration payment to be received by the shareholders of ShopKo from $16.00 per share to $24.00 per share and, then, as described in this proxy supplement, from $24.00 per share to $25.00 per share; and

•	The merger was unanimously approved by the members of the special committee and by the unanimous affirmative vote of the ShopKo board of directors, other than Messrs. Eugster and Zona who recused themselves from participation in the board of directors meeting on September 9, 2005 to approve to amended merger agreement in light of their interests in the transaction.
      Each of the GHJM Investors believes that the merger is procedurally fair despite the fact that the terms of the amended merger agreement do not specifically require the approval of a majority of the unaffiliated ShopKo shareholders and that the ShopKo board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of the unaffiliated ShopKo shareholders for purposes of negotiating the terms of the amended merger agreement. In this regard, each of the GHJM Investors notes that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type.
      None of the GHJM Investors considered net book value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for ShopKo common stock. None of the GHJM Investors considered liquidation value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because of their belief that liquidation value did not present a meaningful valuation for ShopKo and its business; rather, it was the belief of the GHJM Investors that ShopKo’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because ShopKo’s assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the GHJM Investors concluded that ShopKo is not susceptible to a meaningful liquidation valuation. Moreover, it was the belief of the GHJM Investors that a large part of ShopKo’s success is attributable to its market share and market presence as a chain of numerous individual properties unified by a recognizable brand name and reputation for quality, and any liquidation of its assets or break-up or piecemeal sale of its parts would not maximize shareholder value because it would not likely compensate ShopKo’s shareholders for the value inherent in ShopKo’s market position or brand identity. Therefore, the GHJM Investors believed that the liquidation methodology would result in a lower valuation for ShopKo than had been proposed in the merger negotiations.
      Further, the GHJM Investors did not establish a pre-merger going concern value for ShopKo, assuming the sale of ShopKo as an integrated business (that is, as a “going concern”). The GHJM Investors did not believe that there is a single method for determining going concern value and, therefore, did not base their valuation of ShopKo on a concept that is subject to various interpretations. Further, the GHJM Investors believed that, to the extent that ShopKo’s pre-merger going concern value was already reflected in the pre-announcement stock price of ShopKo common stock, such pre-merger going concern value undervalued ShopKo in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. Moreover, since going concern value is often defined as the ability to generate earnings (rather than cash flows) from its assets, the GHJM Investors did not believe that ShopKo’s pre-merger going concern value was meaningful in determining the fairness of the merger because, following the merger, ShopKo will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company. For example, ShopKo will have a significantly different level of fixed interest costs following the merger, which will affect ShopKo’s ability to generate earnings from its assets. Thus, the GHJM Investors did not believe that ShopKo’s pre-merger going concern value would be a significant consideration in determining what value potential acquirors were likely to place on ShopKo, which would be a much more highly leveraged company in the hands of such acquirors. While the GHJM Investors did not consider pre-merger going concern value for the reasons described above, in reaching their determination that the merger is fair to the unaffiliated ShopKo shareholders the GHJM Investors did consider ShopKo’s historical results of operations and ShopKo’s projected future cash flows as a continuing enterprise, in light of the GHJM Investors’ view of the challenges facing the retail industry in general, the future prospects of ShopKo in the increasingly competitive retail sector and their assessment of the assumptions underlying ShopKo’s financial projections and the risks relating to their achievability. In this regard, the GHJM Investors noted that (i) while ShopKo’s results of operations exceeded management’s guidance for the fiscal year ended January 29, 2005, such results also indicated a decline in comparable store sales, as did ShopKo’s results of operations for the first and second fiscal quarters of 2005 and (ii) ShopKo’s projected cash flows assumed that ShopKo would be able to maintain its market share and profit margins despite the highly competitive nature of the discount general retail business.
      In addition to the factors described above, in considering the substantive fairness of the merger to the unaffiliated ShopKo shareholders, the GHJM Investors considered their belief that the per share consideration offered to ShopKo shareholders pursuant to the amended merger agreement represented the maximum consideration that could be paid by the GHJM Investors in light of ShopKo’s debt service obligations following the merger, while maintaining sufficient liquidity to conduct its business operations.
      The foregoing discussion of the information and factors considered by the GHJM Investors is not intended to be exhaustive, but, the GHJM Investors believe it includes all material factors considered by the GHJM Investors. The GHJM Investors did not rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to the unaffiliated ShopKo shareholders, nor have they assigned specific relative weights to the factors considered by them. The GHJM Investors believe that the factors discussed above provide a reasonable basis for their belief that the merger is fair to the unaffiliated ShopKo shareholders. This belief should not, however, be construed as a recommendation to any ShopKo shareholder to vote to approve the amended merger agreement. The GHJM Investors do not make any recommendation as to how shareholders of ShopKo should vote their shares relating to the merger or any related transaction.

Position of Mr. Jack W. Eugster as to the Fairness of the Merger
      Under a possible interpretation of the rules governing “going private” transactions, Mr. Eugster may be deemed to be an affiliate of ShopKo and required to express his belief as to the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders. Mr. Eugster is making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Mr. Eugster believes that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders on the basis of the factors described below.
      Mr. Eugster did not participate in the deliberations of the special committee or the ShopKo board of directors regarding, or receive advice from the special committee’s or ShopKo’s legal or financial advisors as to, the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders. Based on Mr. Eugster’s knowledge and analysis of available information regarding ShopKo, as well as discussions with members of ShopKo’s senior management regarding the factors considered by, and the findings of, the special committee and the ShopKo board of directors discussed under “ — Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page S-14 of this proxy supplement, Mr. Eugster believes that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders. In particular, Mr. Eugster considered the following:

•	The current and historical financial condition and results of operations of ShopKo, including the prospects of ShopKo if it were to remain a publicly owned corporation in light of the increasingly competitive nature of the industry in which ShopKo operates, particularly the fact that almost all ShopKo stores compete directly with Wal-Mart and over 70% of ShopKo stores compete directly with Target or Kmart, which could negatively impact sales and operating margins and cause a decrease in the per share price of ShopKo’s common stock. Mr. Eugster also considered the recent results of ShopKo’s operations for the fiscal year ended January 29, 2005, which exceeded management’s guidance for such period, but included a 1.5% decrease in comparable store sales, and the results of ShopKo’s operations for the first and second fiscal quarters of 2005, which included a 4.8% and 5.6% decrease in comparable store sales, respectively. However, Mr. Eugster recognized the variability inherent in retail industry earnings and that the current performance of ShopKo was not necessarily predictive of the future retail industry environment generally, or, in particular, of the future performance of ShopKo;

•	The current financial projections of ShopKo, including the risks related to the achievement of such projections in light of ShopKo’s prior history of achieving its projections and current market and competitive conditions. Mr. Eugster considered the fact that the financial projections relied on the ability of ShopKo to implement successfully its growth strategy and the risk that if ShopKo did not implement successfully such strategy then the results contemplated by the financial projections might not materialize. See “Special Factors — Financial Projections” beginning on page 78 of the definitive proxy statement;

•	The fact that the special committee unanimously determined and the ShopKo board of directors determined, by a unanimous affirmative vote, other than with respect to Messrs. Eugster and Zona who recused themselves from participation in the board of directors meeting on September 9, 2005 to approve the amended merger agreement in light of their interests in the transaction, that the amended merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, ShopKo’s shareholders, including the unaffiliated ShopKo shareholders;

•	The fact that the special committee and the ShopKo board of directors received the opinion of Merrill Lynch, dated September 9, 2005, that, as of such date, the $25.00 per share cash merger consideration was fair, from a financial point of view, to the unaffiliated ShopKo shareholders;

•	The fact that the $25.00 per share cash merger consideration represents a premium of approximately 49.4% over the average per share trading price of ShopKo common stock for the 52-week period ended April 5, 2005;

•	The course of the negotiation of the merger consideration, including the fact that such negotiations were conducted without the participation of Mr. Eugster and the fact that the $25.00 per share cash merger consideration represented a 56% premium over the indication of interest received from Goldner Hawn on May 3, 2004 of $16.00 per share, a 22.5% premium over the offer price of $20.40 received from Goldner Hawn on October 1, 2004, and a 4.2% premium over the price of $24.00 provided for in the original merger agreement; and

•	The fact that the consideration to be received by ShopKo’s shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to ShopKo’s shareholders.
      Mr. Eugster believes that the merger is procedurally fair to the unaffiliated ShopKo shareholders based upon the following factors and, on the basis of such factors, Mr. Eugster did not consider it necessary to require a separate affirmative vote of a majority of the unaffiliated ShopKo shareholders or to retain an unaffiliated representative to act solely on behalf of the unaffiliated ShopKo shareholders:

•	The special committee consists of independent directors who acted to represent solely the unaffiliated ShopKo shareholders and to negotiate with Goldner Hawn on behalf of those shareholders;

•	No member of the special committee has an interest in the merger different from that of the unaffiliated ShopKo shareholders, except that all members of the special committee hold restricted stock that will vest upon completion of the merger and stock options that will be “cashed-out” in the merger at the same price that the unaffiliated shareholders will receive;

•	Mr. Eugster beneficially owned approximately 0.5% of the outstanding shares of ShopKo common stock and the GHJM Investors owned no shares of ShopKo common stock, meaning that the difference between the affirmative vote of the majority of outstanding shares of ShopKo common stock as compared to the affirmative vote of a majority of the outstanding shares of ShopKo common stock held by the unaffiliated ShopKo shareholders would be minimal;

•	The special committee retained and received the advice of Sidley, its independent legal counsel, and Merrill Lynch, its financial advisor, and requested that Merrill Lynch render an opinion with respect to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated ShopKo shareholders. Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Goldner Hawn;

•	The special committee and its advisors conducted extensive negotiations with Goldner Hawn in which Mr. Eugster did not participate and had the authority to reject the transaction proposed by the GHJM Investors. These negotiations led to an increase in the cash merger consideration payment to be received by the shareholders of ShopKo from $16.00 per share to $24.00 per share and, then, as described in this proxy supplement, from $24.00 per share to $25.00 per share; and

•	The merger was unanimously approved by the members of the special committee and by the unanimous affirmative vote of the ShopKo board of directors, other than Messrs. Eugster and Zona who recused themselves from participation in the board of directors meeting on September 9, 2005 to approve the amended merger agreement in light of their interests in the transaction.
      Mr. Eugster believes that the merger is procedurally fair despite the fact that the terms of the amended merger agreement do not specifically require the approval of a majority of the unaffiliated ShopKo shareholders and that the ShopKo board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of the unaffiliated ShopKo shareholders for purposes of negotiating the terms of the amended merger agreement. In this regard, Mr. Eugster notes that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type.
      Mr. Eugster did not consider net book value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because he believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for ShopKo common stock. Mr. Eugster did not consider liquidation value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because of his belief that liquidation value did not present a meaningful valuation for ShopKo and its business; rather, it was Mr. Eugster’s belief that ShopKo’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because ShopKo’s assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, Mr. Eugster concluded that ShopKo is not susceptible to a meaningful liquidation valuation. Moreover, it was Mr. Eugster’s belief that a large part of ShopKo’s success is attributable to its market share and market presence as a chain of numerous individual properties unified by a recognizable brand name and reputation for quality, and any liquidation of its assets or break-up or piecemeal sale of its parts would not maximize shareholder value because it would not likely compensate ShopKo’s shareholders for the value inherent in ShopKo’s market position or brand identity. Therefore, Mr. Eugster believed that the liquidation methodology would result in a lower valuation for ShopKo than had been proposed in the merger negotiations.
      Further, Mr. Eugster did not establish a pre-merger going concern value for ShopKo, assuming the sale of ShopKo as an integrated business (that is, as a “going concern”). Mr. Eugster did not believe that there is a single method for determining going concern value and, therefore, did not base his valuation of ShopKo on a concept that is subject to various interpretations. Further, Mr. Eugster believed that, to the extent that ShopKo’s pre-merger going concern value was already reflected in the pre-announcement stock price of ShopKo common stock, such pre-merger going concern value undervalued ShopKo in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. Moreover, since going concern value is often defined as the ability to generate earnings (rather than cash flows) from its assets, Mr. Eugster did not believe that ShopKo’s pre-merger going concern value was meaningful in determining the fairness of the merger because, following the merger, ShopKo will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company. For example, ShopKo will have a significantly different level of fixed interest costs following the merger, which will affect ShopKo’s ability to generate earnings from its assets. Thus, Mr. Eugster did not believe that ShopKo’s pre-merger going concern value would be a significant consideration in determining what value potential acquirors were likely to place on ShopKo, which would be a much more highly leveraged company in the hands of such acquirors. While Mr. Eugster did not consider pre-merger going concern value for the reasons described above, in reaching his determination that the merger is fair to the unaffiliated ShopKo shareholders Mr. Eugster did consider ShopKo’s historical results of operations and ShopKo’s projected future cash flows as a continuing enterprise, in light of Mr. Eugster’s view of the challenges facing the retail industry in general, the future prospects of ShopKo in the increasingly competitive retail sector and his assessment of the assumptions underlying ShopKo’s financial projections and the risks relating to their achievability. In this regard, Mr. Eugster noted that (i) while ShopKo’s results of operations exceeded management’s guidance for the fiscal year ended January 29, 2005, such results also indicated a decline in comparable store sales, as did ShopKo’s results of operations for the first and second fiscal quarters of 2005 and (ii) ShopKo’s projected cash flows assumed that ShopKo would be able to maintain its market share and profit margins despite the highly competitive nature of the discount general retail business.
      In addition to the factors described above, in considering the substantive fairness of the merger to the unaffiliated ShopKo shareholders, Mr. Eugster considered the GHJM Investors’ belief that the per share consideration offered to ShopKo shareholders pursuant to the amended merger agreement represented the maximum consideration that could be paid by the GHJM Investors in light of ShopKo’s debt service obligations following the merger, while maintaining sufficient liquidity to conduct its business operations.
      The foregoing discussion of the information and factors considered by Mr. Eugster is not intended to be exhaustive but, Mr. Eugster believes, includes all material factors considered by him. Mr. Eugster did not rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to the unaffiliated ShopKo shareholders, nor has he assigned specific relative weights to the factors considered by him. Mr. Eugster believes that the factors discussed above provide a reasonable basis for his belief that the merger is fair to the unaffiliated ShopKo shareholders. This belief should not, however, be construed as a recommendation to any ShopKo shareholder to vote to approve the amended merger agreement. Mr. Eugster does not make any recommendation as to how shareholders of ShopKo should vote their shares relating to the merger or any related transaction.
Position of Badger Retail Holding and Badger Acquisition as to the Fairness of the Merger
      Under the rules governing “going private” transactions, Badger Retail Holding and Badger Acquisition are required to express their beliefs as to the substantive and procedural fairness of the merger to unaffiliated ShopKo shareholders. Each of Badger Retail Holding and Badger Acquisition is making the statements included under this heading solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each of Badger Retail Holding and Badger Acquisition believes that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders on the basis of the factors described below.
      Neither Badger Retail Holding nor Badger Acquisition participated in the deliberations of the special committee or the ShopKo board of directors regarding, or received advice from the special committee’s or ShopKo’s legal or financial advisors as to, the fairness of the merger to the unaffiliated ShopKo shareholders. Based on Badger Retail Holding’s and Badger Acquisition’s knowledge and analysis of available information regarding ShopKo, as well as discussions with members of ShopKo’s senior management regarding ShopKo and its business and the factors considered by, and findings of, the special committee and the ShopKo board of directors described under “— Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page S-14 of this proxy supplement, Badger Retail Holding and Badger Acquisition believe that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders. In addition, as entities currently owned by the GHJM Investors, and to be jointly owned by the GHJM Investors and Mr. Eugster following the merger, Badger Retail Holding and Badger Acquisition considered the same factors considered by, and adopted the analyses of, the GHJM Investors, as described in this proxy supplement under “— Position of the GHJM Investors as to the Fairness of the Merger” beginning on page S-28 of this proxy supplement, and Mr. Eugster, as described in this proxy supplement under “— Position of Mr. Jack W. Eugster as to the Fairness of the Merger” beginning on page S-32 of this proxy supplement.
      Badger Retail Holding and Badger Acquisition believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders. This belief should not, however, be construed as a recommendation to any ShopKo shareholder to vote to approve the amended merger agreement. Badger Retail Holding and Badger Acquisition do not make any recommendation as to how shareholders of ShopKo should vote their shares relating to the merger or any related transaction.
Purposes, Reasons and Plans for ShopKo after the Merger
      The definitive proxy statement describes the purposes, reasons and plans for ShopKo after the merger. The discussion below supplements that description.
      The cash merger consideration for the shares of ShopKo common stock represents a 16.0% premium over the average closing price of ShopKo common stock for the 30 days prior to the April 8, 2005 announcement of the original merger agreement, a 8.6% premium to the closing price of ShopKo common stock on April 7, 2005, the last trading day before ShopKo and Goldner Hawn announced the original merger agreement, and a 48.9% premium to the average closing price for the 52 weeks prior to April 7, 2005.
Certain Effects of the Merger
      The definitive proxy statement contains a summary of certain effects of the merger under “Certain Effects of the Merger” beginning on page 57 of the definitive proxy statement. For ease of reference, we have restated below the information under the subcaptions “— Conversion of Outstanding ShopKo Common Stock and Cancellation of Stock Options” (beginning on page 57 of the definitive proxy statement) and “— Effects on Interests in ShopKo’s Net Book Value and Net Earnings” (beginning on page 58 of the definitive proxy statement) to reflect the terms of the amended merger agreement and ShopKo’s financial results for the second quarter of fiscal 2005. With respect to the other disclosure in the definitive proxy statement under “Certain Effects of the Merger,” all references to the $24.00 per share merger consideration shall be deemed to be references to $25.00 per share.

Conversion of Outstanding ShopKo Common Stock and Cancellation of Stock Options
      If the amended merger agreement is approved by ShopKo’s shareholders and the other conditions to the completion of the merger are either satisfied or waived, Badger Acquisition will be merged with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of ShopKo common stock, other than shares held by ShopKo, its subsidiaries, Badger Retail Holding or Badger Acquisition, will be converted into the right to receive $25.00 in cash, without interest. ShopKo shareholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment of $25.00 per share. After completion of the merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.
      Upon completion of the merger, all options to acquire shares of ShopKo common stock outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the amended merger agreement, each option holder will receive a payment equal to $25.00 times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, Badger Retail Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.

Effects on Interests in ShopKo’s Net Book Value and Net Earnings
      Prior to the completion of the merger, none of Badger Retail Holding, Badger Acquisition or the GHJM Investors has an interest in ShopKo’s net book value or net earnings. Mr. Eugster, by virtue of his ownership of shares of ShopKo common stock, has an interest of approximately 0.05% of ShopKo’s net book value and net earnings. If the merger is completed, 100% of the equity of ShopKo will be owned by Badger Retail Holding, and the unaffiliated ShopKo shareholders will cease to have any interest in ShopKo’s net book value and net earnings. The GHJM Investors and Mr. Eugster will have an indirect interest in ShopKo’s net book value and net earnings by virtue of their respective ownership interests in Badger Retail Holding.

      The table below sets forth the interest in ShopKo’s net book value and net earnings of Badger Retail Holding, Badger Acquisition, the GHJM Investors, Mr. Eugster and the unaffiliated ShopKo shareholders before and after the merger, based on the historical net book value of ShopKo as of January 29, 2005 and the historical net earnings of ShopKo for the twenty-six weeks ended July 30, 2005.
Effects of Going Private Transaction on Interests in ShopKo’s
Net Book Value and Net Earnings

	Ownership of ShopKo Prior to Merger				Ownership of ShopKo After Merger

				Net						Net
				Earnings						Earnings
			Net Book	26 weeks					Net Book	26 weeks
			Value as of	ended					Value as of	ended
	Total	%	January 29,	July 30,	Total		%		January 29,	July 30,
	Shares	Ownership	2005	2005	Shares		Ownership		2005	2005

Badger Retail Holding	—	—	—	—	1		100.0%
Badger Acquisition	—	—	—	—	—	(a)	—		—	—
GHJM Investors	—	—	—	—	0	(b)	90.0	%(c)	$574,584,300	$10,373,400
Mr. Eugster	16,400	0.05%	$319,214	$5,763	0	(b)	10.0	%(c)	$63,842,700	$1,152,600
Unaffiliated Shareholders	30,003,365	99.95%	$638,107,786	$11,520,237	0		—		—
Total ShopKo	30,019,765	100.0%	$638,427,000	$11,526,000	1		100.0%		$638,427,000	$11,526,000

(a)	As a result of the merger, Badger Acquisition will cease to exist.

(b)	Following the merger, Badger Retail Holding will own 100% of the capital stock of ShopKo.

(c)	Following the merger, the GHJM Investors will own approximately 90% of the outstanding shares of Badger Retail Holding, without giving effect to investments by members of ShopKo senior management other than Mr. Eugster, and Mr. Eugster will own approximately 10% of the outstanding shares of Badger Retail Holding. The percentage ownership by the GHJM Investors in Badger Retail Holding may decrease as a result of purchases of equity interests in Badger Retail Holding by other members of ShopKo senior management that may take place prior to or upon completion of the merger. See “Interests of ShopKo Directors and Executive Officers in the Merger — Ownership Interest in ShopKo After the Merger” beginning on page 67 of the definitive proxy statement. The percentage ownership by each of the GHJM Investors and Mr. Eugster in Badger Retail Holding does not take into account the exercise of options to acquire common stock of Badger Retail Holding that will be issued to Mr. Eugster and other members of ShopKo senior management upon or following the completion of the merger.
Considerations Relating to the Proposed Merger
      Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy supplement. In addition, you should refer to the section entitled “Forward-Looking Statements and Risk Factors” in ShopKo’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, as amended, which is incorporated in the definitive proxy statement by reference, for risks relating to ShopKo’s business.

Failure to complete the merger could negatively impact the market price of ShopKo common stock.
      If the merger is not completed for any reason, ShopKo will be subject to a number of material risks, including:

•	The market price of ShopKo’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed and will be expensed in the fiscal period in which termination occurs; and

•	The diversion of management’s attention from the day-to-day business of ShopKo and the potential disruption to its employees and its relationships with suppliers during the period before the completion of the merger, may make it difficult for ShopKo to regain its financial and market positions and retain key personnel if the merger does not occur.
      If the merger is not approved by ShopKo’s shareholders at the special meeting, ShopKo, Badger Retail Holding and Badger Acquisition will not be permitted under Wisconsin law to complete the merger and each of ShopKo, Badger Retail Holding and Badger Acquisition will have the right to terminate the amended merger agreement. Following such termination, ShopKo will be required to reimburse certain expenses of Badger Retail Holding and, under certain circumstances, may be required to pay Badger Retail Holding a termination fee. See “Terms of the Merger Agreement — “No Solicitation of Competing Proposals” beginning on page 96 of the definitive proxy statement and “Summary of Amendment to Original Merger Agreement” beginning on page S-48 of this proxy supplement.
      Further, if the merger is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.
     Until the merger is completed or the amended merger agreement is terminated, ShopKo may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the amended merger agreement.
      Unless or until the amended merger agreement is terminated, subject to specified exceptions, ShopKo is restricted from entering into or soliciting, initiating, knowingly encouraging or knowingly facilitating any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than Badger Retail Holding. As a result of these restrictions, ShopKo may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to Badger Retail Holding. See “Terms of the Merger Agreement — “No Solicitation of Competing Proposals” beginning on page 96 of the definitive proxy statement and “Summary of Amendment to Original Merger Agreement” beginning on page S-48 of this proxy supplement.

Uncertainties associated with the merger may cause ShopKo to lose key personnel.
      Our current and prospective employees may be uncertain about their future roles and relationships with ShopKo following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, merchandising, marketing and technical personnel.
Certain Risks in the Event of Bankruptcy
      The definitive proxy statement describes certain risks of the merger in the event of ShopKo’s bankruptcy. The discussion below replaces the first paragraph of that description.
      If ShopKo is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $25.00 per share price payable to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of ShopKo. If such a claim is asserted by the creditors of ShopKo following the merger, there is a risk that persons who were shareholders at the effective time of the merger will be ordered by a court to return to ShopKo’s trustee in bankruptcy all or a portion of the $25.00 per share in cash they received upon the completion of the merger.

Financing
      The obligation of each of Badger Retail Holding and Badger Acquisition to complete the merger is subject to the condition that ShopKo receive certain debt financing in connection with the merger. Badger Retail Holding and Badger Acquisition estimate that the total amount of funds required to complete the merger and related transactions is approximately $1,095 million, consisting of:

•	approximately $770 million to be used to pay ShopKo’s shareholders and option holders the amounts due to them under the amended merger agreement;

•	approximately $235 million to be used to refinance existing indebtedness of ShopKo, including all amounts outstanding under ShopKo’s Amended and Restated Loan and Security Agreement, dated August 19, 2003, and the maximum amount which may be necessary to purchase ShopKo’s 9.25% senior unsecured notes due 2022, which we refer to in this proxy supplement as the ShopKo senior unsecured notes, as described under “— Debt Tender Offer” beginning on page S-39 of this proxy supplement; and

•	approximately $90 million to be used to pay related fees and expenses.
      Badger Retail Holding and Badger Acquisition currently expect that the total funds necessary to finance the merger, complete the tender offer for the ShopKo senior unsecured notes and pay related fees and expenses will be obtained from the following sources:

•	equity contributions to Badger Retail Holding by Marathon and Mr. Eugster of $30 million in the aggregate, pursuant to the terms and conditions of an equity commitment letter, which is described under “Equity Financing” beginning on page 62 of the definitive proxy statement, with Marathon’s share of such equity contributions subject to reduction in the event of investments in Badger Retail Holding by certain executive officers and employees of ShopKo;

•	borrowings of approximately $365 million under asset-based secured credit facilities, which are described under “Asset-Based Debt Financing” beginning on page 63 of the definitive proxy statement; and

•	borrowings of approximately $700 million under a mortgage facility, which is described under “Real Estate Debt Financing” beginning on page 64 of the definitive proxy statement. The commitment letter relating to the “Alternative Real Estate Debt Financing” described on page 66 of the definitive proxy statement has expired; however, the condition to the Real Estate Debt Financing relating to the debt tender offer for the ShopKo senior unsecured notes will be satisfied upon acceptance of the notes for payment.
Debt Tender Offer
      At the request of Badger Retail Holding and Badger Acquisition, on June 30, 2005, ShopKo commenced a cash tender offer to purchase any and all of the ShopKo senior unsecured notes and solicit consents to waive certain covenants in the indenture governing such notes. On August 15, 2005, ShopKo announced that it had received the consents necessary to approve the amendments to the Indenture governing the ShopKo senior unsecured notes, on August 16, 2005, ShopKo entered into a supplemental indenture to make such amendments effective, and, on August 24, 2005, ShopKo announced that as of such date, ShopKo senior unsecured notes representing 92.6% of the aggregate principal amount of the ShopKo senior unsecured notes had been tendered into the debt tender offer, representing an amount sufficient, upon acceptance of such notes for payment, to satisfy the condition relating to the debt tender offer contained in the commitment letter for the real estate debt financing. The debt tender offer is currently scheduled to expire at 5:00 p.m. (EDST) on September 29, 2005, unless further extended or earlier terminated by ShopKo in its sole discretion. ShopKo’s obligation to accept for payment and pay for senior unsecured notes that are validly tendered and not validly withdrawn pursuant to the debt tender offer is conditioned upon the completion of the merger and standard conditions having occurred or having been waived by ShopKo, including, among other things, the condition that a supplemental indenture governing the notes be executed. If the debt tender offer is terminated or withdrawn, or if the senior unsecured notes properly tendered are not accepted for payment for any reason, the supplemental indenture will automatically be rescinded and be of no force and effect as if the supplemental indenture had never been executed. See “Terms of the Merger Agreement — Financing Covenants” beginning on page 100 of the definitive proxy statement.
Interests of ShopKo Directors and Executive Officers in the Merger
      The definitive proxy statement describes the interests of certain directors and executive officers of ShopKo in the merger. The discussion below updates that description where necessary to reflect the increase in the merger consideration payable to ShopKo shareholders from $24.00 per share under the original merger agreement to $25.00 per share under the amended merger agreement.

ShopKo Stock Options and Restricted Stock Prior to the Merger
      Upon completion of the merger, all options to acquire shares of ShopKo common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the amended merger agreement, each option holder will receive a payment equal to $25.00 times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, Badger Retail Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.
      The table below sets forth, as of September 9, 2005, for each of ShopKo’s directors and executive officers, (a) the number of shares subject to vested options for ShopKo common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $25.00 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant, (c) the number of additional options held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $25.00 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $25.00 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant.

			Options that Will Vest
Directors and			as a Result
Executive Officers	Vested Options		of the Merger		Totals

	(a)	(b)	(c)	(d)	(e)	(f)
Name	Shares	Value	Shares	Value	Total Shares	Total Value

Steven R. Andrews	23,332	$268,918	16,668	$191,282	40,000	$460,200
Brian W. Bender	15,000	$169,000	23,000	$327,196	38,000	$496,196
Michael J. Bettiga	61,166	$325,583	12,001	$152,519	73,167	$478,102
Sam K. Duncan(1)	—	—	—	—	—	—
Jack W. Eugster	135,597	$2,083,972	7,000	$46,550	142,597	$2,130,522
Larry L. Gentry	7,666	$99,085	5,334	$66,595	13,000	$165,680
Jeffrey C. Girard(2)	5,000	$200	30,000	$339,400	35,000	$339,600
Lynn E. Hempe	—	—	—	—	—	—
Michael J. Hopkins	80,000	$340,350	20,000	$268,135	100,000	$608,485
Dale P. Kramer	214,000	$1,315,020	—	—	214,000	$1,315,020
Rodney D. Lawrence	23,333	$59,113	12,001	$152,519	35,334	$211,632
Matthew J. Lynch	15,666	$108,659	15,184	$166,144	30,850	$274,803
Samuel M. Martin	4,333	$55,922	3,667	$45,008	8,000	$100,930
Martha A. McPhee	15,200	$153,328	800	$8,232	16,000	$161,560
John G. Turner	22,762	$204,200	—	—	22,762	$204,200
Stephen E. Watson	25,465	$204,500	—	—	25,465	$204,500
Paul G. White	5,833	$60,663	31,667	$279,337	37,500	$340,000
Gregory H. Wolf	23,000	$204,300	—	—	23,000	$204,300
Douglas N. Wurl	8,816	$119,793	9,050	$114,174	17,866	$233,967
Richard A. Zona	10,400	$129,104	1,600	$19,536	12,000	$148,640
All directors and executive officers as a group (20 persons)	696,569	$5,901,710	187,972	$2,176,627	884,541	$8,078,337

(1)	Mr. Duncan resigned as a director and President and Chief Executive Officer of ShopKo on April 14, 2005.

(2)	Mr. Girard resigned as a director and Vice Chairman, Finance and Administration of ShopKo on August 1, 2004 and his employment with ShopKo terminated on March 15, 2005.
      ShopKo restricted stock awards provide for discretionary acceleration of vesting by the compensation and stock option committee upon a change of control. The committee approved the acceleration of vesting with respect to all restricted stock awards, including those held by the directors and executive officers of ShopKo.

      The table below sets forth for each director and executive officer (a) the number of shares held by such person that will fully vest and become unrestricted as a result of the merger and (b) the total payment to the directors and executive officers with respect to those shares, calculated by multiplying (i) the $25.00 per share merger consideration by (ii) the number of shares described in clause (a), and without regard to deduction for taxes.

	(a)
	Shares that Will Vest
	and Become Unrestricted
	as a Result	(b)
Name	of the Merger	Payment

Steven R. Andrews	5,000	$125,000
Brian W. Bender	—	—
Michael J. Bettiga	—	—
Sam K. Duncan	—	—
Jack W. Eugster	1,000	$25,000
Larry L. Gentry	5,500	$137,500
Jeffrey C. Girard	—	—
Lynn E. Hempe	—	—
Michael J. Hopkins	—	—
Dale P. Kramer	1,000	$25,000
Rodney D. Lawrence	—	—
Matthew J. Lynch	—	—
Samuel M. Martin	5,000	$125,000
Martha A. McPhee	1,000	$25,000
John G. Turner	1,000	$25,000
Stephen E. Watson	1,000	$25,000
Paul G. White	12,500	$312,500
Gregory H. Wolf	1,000	$25,000
Douglas N. Wurl	7,250	$181,250
Richard A. Zona	1,000	$25,000
All directors and executive officers as a group (20 persons)	42,250	$1,056,250

Directors Deferred Compensation Plan
      ShopKo’s Directors Deferred Compensation Plan allows non-employee directors to elect to defer the cash portion of their annual retainers and other fees. In both 2003 and 2004, the directors listed in the table below received an additional retainer in the amount of $5,000, which was mandatorily deferred under the Directors Deferred Compensation Plan and invested in deferred stock units which track the performance of ShopKo’s common stock. No other compensation has been deferred under this plan.
      The Directors Deferred Compensation Plan permits a newly eligible participant to make an irrevocable election to receive the full amount in his or her account in the event of a change of control prior to the time such person ceases to serve as a director of ShopKo. Such election must be made with respect to all future deferral accounts on his or her first deferred compensation election form. Such benefit shall be payable in a lump sum payment no later than the last day of the month following the month in which the change of control occurs, unless the participant has elected in his or her deferred compensation election form to have such benefit paid in five annual installments beginning on such date.

      Pursuant to the directors’ election forms, the following table shows the amounts, as of October 1, 2005, that will be payable to certain ShopKo directors under the Directors Deferred Compensation Plan following the completion of the merger.

Amount of
Directors	Cash Payment(1)

Jack W. Eugster	$18,023
Dale P. Kramer	$18,023
Martha A. McPhee	$18,023
John G. Turner	$18,023
Stephen E. Watson	$18,023
Gregory H. Wolf	$18,023
Richard A. Zona	$18,023

(1)	No participants have elected annual installments; therefore all amounts will be paid in the form of a lump sum no later than the last day of the month following the month in which the merger is completed.
Estimated Fees and Expenses of the Merger
      Whether or not the merger is completed, in general, all fees, costs and expenses incurred in connection with the merger will be paid by the party incurring such expenses. If, however, the completion of the merger does not occur, ShopKo and Badger Acquisition will share equally in all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred by ShopKo in relation to the debt tender offer, incurred by ShopKo in relation to the printing and filing of the definitive proxy statement and this proxy supplement and the Schedule 13E-3, and any amendments or supplements thereto, and any and all filing fees required to be paid by the parties in connection with the filing of premerger notifications under the HSR Act and any filings under antitrust and competition laws of any applicable jurisdiction. If the amended merger agreement is terminated, ShopKo will, in certain circumstances, be liable to Badger Retail Holding for certain fees and expenses. See “Summary of Amendment to Original Merger Agreement — Effects of Terminating the Amended Merger Agreement” beginning on page S-52 of this proxy supplement. For an itemized summary of the estimated fees and expenses incurred or to be incurred by ShopKo, Badger Retail Holding and Badger Acquisition in connection with the merger, see “Special Factors — Estimated Fees and Expenses of the Merger” beginning on page 75 of the definitive proxy statement.
Shareholder Litigation
      The definitive proxy statement describes the status of the shareholder litigation as of August 9, 2005. On August 16, 2005, the plaintiffs in the consolidated case filed a motion seeking a temporary injunction enjoining the shareholder vote on the merger. Following a hearing on the motion held on September 1 and September 2, 2005, the court denied the plaintiffs’ motion finding that the plaintiffs failed to show, among other things, a reasonable probability that they would prevail with respect to their challenges to the process followed by the special committee leading up to its approval and recommendation of the original merger agreement or that the definitive proxy statement contained any material omissions or misleading statements of material facts.

Financial Projections
      ShopKo does not, as a matter of course, publicly disclose projections of future financial performance, earnings or other results. However, as described in the definitive proxy statement and as described further below, in connection with our possible sale, various projections were provided to the GHJM Investors, our board of directors, the special committee and/or Merrill Lynch. The summary of the September 2005 Projections and the Supplemental Illustrative Analysis set forth below is included to give our shareholders access to information that was not publicly available and that was prepared in connection with the merger.
      The projections set forth below were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm, Deloitte & Touche LLP, has neither examined nor compiled the projections and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report on our historical consolidated financial statements incorporated by reference in the definitive proxy statement does not extend to the projections set forth below and should not be read to do so.
      The projections set forth below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page S-8 of this proxy supplement. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management and Merrill Lynch. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the amended merger agreement, including the merger and related financing, which might also cause actual results to differ materially.
      For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy supplement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of ShopKo, our board of directors, the special committee or Merrill Lynch assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. Due to the volatility of the retail industry and because the prospective financial information provided in this proxy supplement is in summary format, you are cautioned not to rely on this information in making a decision whether to vote in favor of the amended merger agreement.

September 2005 Projections
      In September 2005, at the direction of the special committee and in consultation with ShopKo’s management with respect to the 2005 fiscal year, Merrill Lynch updated the base case projections included in the March 2005 Projections (see “Special Factors — Financial Projections; March 2005 Projections” beginning on page 86 of the definitive proxy statement). As discussed in the definitive proxy statement, our board of directors requested that ShopKo’s management prepare the March 2005 Projections as a part of a strategic planning initiative to increase ShopKo’s return on equity in the face of a challenging sales environment. The update to the base case projections included in the March 2005 Projections, which we refer to in this proxy supplement as the September 2005 Projections, reflected management’s view of ShopKo’s anticipated future operating performance for the remainder of the 2005 fiscal year, as of the date such projections were prepared. Specifically, the September 2005 Projections contained seven months of actual results and five months of projected results for the fiscal year ending January 28, 2006, which were based upon current business trends and highlights. The September 2005 Projections contained the same projections for each of the fiscal years ending on or about January 31, 2007 through January 31, 2010 as were set forth in the base case projections included in the March 2005 Projections. The current business trends and highlights upon which the projections for the remainder of the 2005 fiscal year were based include the following:

	Base Case Projections
	Included in the
	March 2005 Projections	September 2005 Projections

Sales	+2.8%	(3.3%	)
Gross Profit	$865 million	$842 million
Gross Margin	26.6%	27.5%
EBITDA	$191 million	$187 million
      The special committee of the ShopKo board of directors has expressed serious reservations with respect to the achievability of the base case projections included in the March 2005 Projections and the September 2005 Projections, given the shortfall of ShopKo’s 2005 financial results through the first seven months of the current fiscal year when compared to the base case projections included in the March 2005 Projections. This shortfall in performance not only brings into question the projections for the next two fiscal years set forth in the base case projections included in the March 2005 Projections as well as the projections for the next two fiscal years set forth in the September 2005 Projections, but also the significant turnaround and increase in projected EBITDA in the 2008 and 2009 fiscal years reflected in both sets of projections. Other key factors contributing to the special committee’s strong skepticism with respect to such projections include:

•	negative historical and current sales declines, significantly below industry trends, including negative 9.3% comparable store sales in August 2005, and the special committee’s belief that ShopKo’s current strength in gross margin cannot offset the declining sales trends, which potentially may have very negative long-term implications;

•	the special committee’s lack of confidence regarding ShopKo’s ability to grow sales while closing and selling stores;

•	the sustainability of ShopKo’s business model given low projected capital expenditures coupled with underinvestment during the last few years;

•	the fiercely competitive environment in which ShopKo operates, particularly the increasing penetration of Wal-Mart super centers; and

•	the fact that ShopKo currently does not have a chief executive officer and ShopKo’s significant historical challenges in recruiting strong management.
      The September 2005 Projections, which were prepared at the direction of the special committee and in consultation with ShopKo’s management with respect to the 2005 fiscal year, were provided by Merrill Lynch to the special committee on September 9, 2005 and were used by Merrill Lynch in the analyses it performed in connection with its fairness opinion, but were not provided to the GHJM Investors in advance of the announcement of the amended merger agreement. Although the special committee has expressed serious reservations regarding the achievability of the September 2005 Projections for the reasons expressed above, it believes that Merrill Lynch’s reliance on those materials for the purposes of performing its analyses to be reasonable and conservative for such purposes.
      The September 2005 Projections included the following key assumptions, which are the same as the key assumptions upon which the base case projections included in the March 2005 Projections are based:

•	No new store growth from fiscal year 2005 through fiscal year 2009.

•	The closing of ten ShopKo stores and 55 Pamida stores from fiscal year 2005 through fiscal year 2009.

•	Restructuring charges related to closed stores and pre-opening expense related to remodels.

•	EBITDA improvements include:

— Remodeling of 126 ShopKo stores and 126 Pamida stores;

— IT Systems/merchant consolidation;

— Headcount reductions; and

—	Various assumptions related to same store sales, revenue and gross margin by major merchandise category, consolidated selling, general and administrative expenses and inventory turnover.

	Fiscal Year Ending on or About January 31,

	2006	2007	2008	2009	2010

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,062	$3,293	$3,288	$3,300	$3,346
EBITDA(2)	187	172	167	190	193
EBIT(2)	111	93	86	114	124
Earnings Per Share	1.57	1.22	1.20	1.91	2.23

Other Data
Depreciation and Amortization	82	89	91	85	79
Change in Working Capital	(21)	(13)	(9)	(11)	(1)
Capital Expenditures and Purchase of Intangibles(3)	(41)	(59)	(61)	(58)	(60)

Key Financial Ratios
Revenue Growth	(3.3)%	7.6%	(0.2)%	0.4%	1.4%
EBITDA Margin	6.1%	5.2%	5.0%	5.7%	5.7%

(1)	Store revenues exclude license fee revenue.

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) and EBIT (earnings before interest and taxes) are not generally accepted accounting principles measurements. Projections of EBITDA and EBIT are included because we believe they enhance the understanding of our projected operating results and provide useful information regarding our ability to service or incur indebtedness.

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

Supplemental Illustrative Analysis
      In the afternoon on September 9, 2005, Merrill Lynch provided the special committee and Mr. Kramer a supplemental illustrative analysis (which we refer to in this proxy supplement as the Supplemental Illustrative Analysis). The special committee specifically requested that Merrill Lynch make the following adjustments to the September 2005 Projections:

•	a 5% reduction of estimated EBITDA for the 2005 fiscal year;

•	a 10% reduction per year of estimated EBITDA for each of the 2006 through 2009 fiscal years; and

•	an increase in capital expenditures of approximately $13 million in each of the 2006 and 2007 fiscal years to compensate for the approximately $26 million decrease in actual 2005 capital expenditures as compared to the capital expenditures assumed in the base case projections included in the March 2005 Projections.

      The special committee requested that Merrill Lynch prepare the Supplemental Illustrative Analysis in light of the special committee’s continuing concerns regarding the attainability of the September 2005 Projections and the base case projections included in the March 2005 Projections and to demonstrate the impact the requested adjustments would have on the September 2005 Projections. Merrill Lynch provided the Supplemental Illustrative Analysis to the special committee after the special committee and ShopKo board of directors meetings on September 9, 2005 and the Supplemental Illustrative Analysis was not shown to or discussed with management. The adjusted projections and resulting analysis included in the Supplemental Illustrative Analysis were furnished for illustrative purposes only and were neither utilized nor relied upon by Merrill Lynch in connection with its fairness opinion, and were neither utilized nor relied upon by the special committee or the ShopKo board of directors in connection with their consideration of the amended merger agreement.

	Fiscal Year Ending on or About January 31,

	2006	2007	2008	2009	2010

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,062	$3,293	$3,288	$3,300	$3,346
EBITDA(2)	178	155	150	171	174
EBIT(2)	101	75	69	95	105
Earnings Per Share	1.25	0.64	0.63	1.27	1.58

Other Data
Depreciation and Amortization	82	89	91	85	79
Change in Working Capital	(21)	(13)	(9)	(11)	(1)
Capital Expenditures and Purchase of Intangibles(3)	(41)	(72)	(74)	(58)	(60)

Key Financial Ratios
Revenue Growth	(3.3)%	7.6%	(0.2)%	0.4%	1.4%
EBITDA Margin	5.8%	4.7%	4.5%	5.2%	5.2%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “September 2005 Projections.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

SUMMARY OF AMENDMENT TO ORIGINAL MERGER AGREEMENT
      The following is a summary of the material terms of the amendment to the original merger agreement. This summary does not purport to describe all the terms of the amendment to the original merger agreement and is qualified by reference to the complete amendment to the original merger agreement which is attached as Appendix A to this proxy supplement and the original merger agreement which is attached as Appendix A to the definitive proxy statement. We urge to you to read the original merger agreement, together with the amendment to the original merger agreement, carefully and in their entirety because those documents, and not the definitive proxy statement or this proxy supplement, are the legal documents that govern the merger.
      The terms of the amended merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The amended merger agreement contains representations and warranties ShopKo, Badger Retail Holding and Badger Acquisition made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
Amendments to the Original Merger Agreement
      On September 9, 2005, Badger Retail Holding, Badger Acquisition and ShopKo entered into a first amendment to the original merger agreement. Pursuant to the amendment:

•	the consideration payable to holders of ShopKo common stock upon completion of the merger was increased from the $24.00 per share provided for in the original merger agreement to $25.00 per share;

•	Badger Retail Holding gave up its right under the original merger agreement to match any superior proposal (as defined below);

•	ShopKo agreed to reimburse Badger Retail Holding for Badger Retail Holding’s third party, out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or any of its affiliates) up to a maximum of $13.5 million if ShopKo shareholders fail to approve the amended merger agreement or the merger does not occur on or before November 1, 2005 and, in each case, the amended merger agreement is thereafter terminated for that reason;

•	the termination fee of $27 million payable by ShopKo to Badger Retail Holding under certain circumstances under the original merger agreement has been reduced by 50% to $13.5 million, less the amount of any of Badger Retail Holding’s transaction fees and expenses paid by ShopKo; and

•	the amount payable to Badger Retail Holding if Badger Retail Holding terminates the amended merger agreement in the event of withdrawal, qualification or modification by the special committee or our board of directors of the recommendation that shareholders vote for the approval of the amended merger agreement was amended to be $13.5 million, rather than $15 million plus another $12 million under certain circumstances.
      In addition, the amendment provides that all references in the original merger agreement to the merger agreement means the original merger agreement as amended by the amendment.
      The definitive proxy statement contains a summary of the original merger agreement under “Terms of the Merger Agreement” beginning on page 89 of the definitive proxy statement. For ease of reference, we have restated below the information under the subcaptions “— Consideration to be Received Pursuant to the Merger; Treatment of Stock Options” (beginning on page 90 of the definitive proxy statement), “— Special Meeting of ShopKo Shareholders; Recommendation of Our Board of Directors and the Special Committee” (beginning on page 98 of the definitive proxy statement), “— Termination of the Merger Agreement” (beginning on page 105 of the definitive proxy statement), and “— Effects of

Terminating the Merger Agreement” (beginning on page 106 of the definitive proxy statement) to reflect the terms of the amended merger agreement.
Consideration to be Received Pursuant to the Merger; Treatment of Stock Options
      The amendment to the original merger agreement amended the terms of the original merger agreement to increase the merger consideration from $24.00 per share to $25.00 per share. As a result, at the effective time of the merger:

•	each share of ShopKo common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares of ShopKo common stock owned by ShopKo as treasury shares, the shares of ShopKo common stock owned by Badger Retail Holding or Badger Acquisition and any shares of ShopKo common stock owned by a direct or indirect subsidiary of ShopKo) will be converted into the right to receive $25.00 in cash;

•	each share of ShopKo common stock owned by ShopKo as a treasury share will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of ShopKo common stock owned by Badger Retail Holding or Badger Acquisition will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of ShopKo common stock owned by a direct or indirect subsidiary of ShopKo will be converted into and become one share of common stock of ShopKo, as the surviving corporation; and

•	each share of Badger Acquisition capital stock will be converted into and become one share of common stock of ShopKo, as the surviving corporation.
      Each option granted to any current or former employee, consultant or director of ShopKo to acquire ShopKo common stock, which is outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of:

•	the number of shares of ShopKo common stock subject to the option; and

•	the excess, if any, of $25.00 over the exercise price per share of the option;
provided, however, that immediately following the merger, Badger Retail Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant.
Special Meeting of ShopKo Shareholders; Recommendation of Our Board of Directors and the Special Committee
      The amended merger agreement provides that ShopKo will duly call and hold a special meeting of its shareholders as promptly as practicable for the purpose of considering and taking action upon the amended merger agreement. The amended merger agreement further provides that, except in the circumstances described below, our board of directors and the special committee must recommend approval of the amended merger agreement by ShopKo’s shareholders. The amended merger agreement prohibits our board of directors and the special committee from:

•	withdrawing, qualifying or modifying, or proposing publicly to withdraw, qualify or modify, such recommendation in each case in a manner adverse to Badger Retail Holding or making any statement, filing or release, in connection with the special meeting or otherwise, inconsistent with such recommendation, including taking a neutral position or no position with respect to an acquisition proposal (as defined below);

•	approving or recommending, or proposing publicly to approve or recommend, any company alternative transaction (as defined below); or

•	entering into any letter of intent, agreement in principle, acquisition agreement or other agreement (i) relating to any company alternative transaction, other than an acceptable confidentiality agreement, or (ii) requiring ShopKo to abandon, terminate or fail to consummate the merger.
      However, our board of directors may take any of the actions described in the first bullet point of the prior paragraph if, at any time prior to the approval of the amended merger agreement by the shareholders, the special committee has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that it would be consistent with its fiduciary duties to its shareholders under applicable law to do so, regardless of the existence of a superior proposal (as defined below) at such time. Even if our board of directors withdraws, qualifies or modifies its recommendation of the merger, or publicly proposes to do so, we are still required to submit the amended merger agreement to ShopKo’s shareholders for their consideration at the special meeting, unless the amended merger agreement is otherwise terminated. See “— Termination of the Amended Merger Agreement” beginning on page S-50 of this proxy supplement for a description of each party’s ability to terminate the amended merger agreement.
      Further, the amended merger agreement provides that our board of directors may:

•	approve or recommend to shareholders an acquisition proposal that our board of directors has determined constitutes a superior proposal;

•	terminate the amended merger agreement pursuant to its terms; and

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement relating to such superior proposal if ShopKo has fully complied with its obligations described in the first paragraph of this section and ShopKo has paid Badger Retail Holding its documented out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or any of its affiliates) up to a maximum of $13.5 million and a termination fee of $13.5 million, less all fees and expenses paid by ShopKo to Badger Retail Holding in each case in accordance with the terms of the amended merger agreement. See “— Termination of the Amended Merger Agreement” and “— Effects of Terminating the Amended Merger Agreement” each in this proxy supplement.
      Nothing in the amended merger agreement will prohibit ShopKo, the special committee or our board of directors from taking and disclosing to ShopKo’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act or from making any disclosure required by applicable law or any disclosure to shareholders if, in the good faith judgment of the special committee, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, such disclosure is necessary in order for the special committee to comply with its fiduciary duties to ShopKo’s shareholders under applicable law.
Termination of the Amended Merger Agreement

Circumstances Under Which Any Party May Terminate the Amended Merger Agreement
      Badger Retail Holding, Badger Acquisition and ShopKo may mutually agree to terminate the amended merger agreement at any time upon the approval of their respective boards of directors. Any of Badger Retail Holding, Badger Acquisition or ShopKo may also terminate the amended merger agreement at any time if:

•	the merger shall not have occurred on or before November 1, 2005 (but no party may terminate the amended merger agreement on this basis if its failure to fulfill any obligation, or other breach, under the amended merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before November 1, 2005);

•	any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, and such order, decree, ruling or other action shall have become final and nonappealable; or

•	the approval by shareholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting.

Circumstances Under Which Badger Retail Holding or Badger Acquisition May Terminate the Amended Merger Agreement
      Each of Badger Retail Holding and Badger Acquisition may also terminate the amended merger agreement at any time, if:

•	our board of directors or any committee thereof withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in each case, in a manner adverse to Badger Retail Holding, its recommendation that the holders of shares of ShopKo common stock vote for the approval of the amended merger agreement or makes any statement, filing or release, in connection with the special meeting of shareholders or otherwise, inconsistent with such recommendation, including taking a neutral position or no position with respect to an acquisition proposal (as defined below);

•	our board of directors or any committee thereof approves, or advises Badger Retail Holding or Badger Acquisition of its intention to approve or recommend to the shareholders, an acquisition proposal that it has determined constitutes a superior proposal (as defined below); or

•	there is a breach by ShopKo of any representation, warranty, covenant or agreement contained in the amended merger agreement that would give rise to a failure of a closing condition relating to the truth and accuracy, as of the effective date of the merger, of the representations and warranties of ShopKo in the amended merger agreement or the performance by ShopKo of its agreements and covenants in the amended merger agreement, and which breach has not been cured, or is not capable of being cured, within 15 days following receipt by ShopKo of written notice from Badger Retail Holding and Badger Acquisition of the intention of Badger Retail Holding or Badger Acquisition to terminate the amended merger agreement pursuant to the applicable subsection of the amended merger agreement; provided that at the time of delivery of such notice, neither Badger Retail Holding nor Badger Acquisition may be in material breach of its obligations under the amended merger agreement.

Circumstances Under Which ShopKo May Terminate the Amended Merger Agreement
      ShopKo may also terminate the amended merger agreement at any time, if:

•	there is a breach by Badger Retail Holding or Badger Acquisition of any representation, warranty, covenant or agreement contained in the amended merger agreement that would give rise to a failure of a closing condition relating to the truth and accuracy, as of the effective date of the merger, of the representations and warranties of Badger Retail Holding and Badger Acquisition in the amended merger agreement or the performance by Badger Retail Holding and Badger Acquisition of their agreements and covenants in the amended merger agreement, and which breach has not been cured, or is not capable of being cured, within 15 days following receipt by Badger Retail Holding or Badger Acquisition of written notice from ShopKo of its intention to terminate the amended merger agreement pursuant to the applicable subsection of the amended merger agreement; provided that at the time of delivery of such notice, ShopKo may not be in material breach of its obligations under the amended merger agreement; or

•	our board of directors accepts a superior proposal (as defined below) as permitted by the amended merger agreement and ShopKo prior to or concurrently with such termination pays to Badger Retail Holding in immediately available funds a $13.5 million termination fee.

Effects of Terminating the Amended Merger Agreement
      If the amended merger agreement is terminated, the amended merger agreement becomes void and there shall be no liability or obligation on the part of ShopKo, Badger Retail Holding or Badger Acquisition or their respective officers or directors, except, if the merger is not completed, ShopKo and Badger Acquisition will share equally certain specified expenses and except that neither ShopKo nor Badger Retail Holding or Badger Acquisition shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of the amended merger agreement and except that the confidentiality agreement entered into among the parties shall survive such termination. ShopKo has agreed to make certain payments to Badger Retail Holding under the following circumstances:
      First, if

•	ShopKo, Badger Retail Holding or Badger Acquisition terminates the amended merger agreement because the merger shall not have occurred on or before November 1, 2005, then ShopKo must

•	concurrently with such termination if terminated by ShopKo, or within two business days after such termination if terminated by Badger Retail Holding or Badger Acquisition, reimburse Badger Retail Holding for all documented out-of-pocket expenses of Badger Retail Holding and its affiliates (other than any such expenses paid or payable by Badger Retail Holding or any of its affiliates to any affiliate of Badger Retail Holding), including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred in connection with the merger and the proposed financing of the merger (which expenses are referred to in this proxy supplement as the third party documented expenses) up to a maximum amount of $13.5 million; and

•	pay Badger Retail Holding a $13.5 million termination fee (less any third party documented expenses paid to Badger Retail Holding under the previous bullet point) if at any time within twelve months of that termination, our board of directors recommends, ShopKo enters into a definitive agreement with respect to, or ShopKo consummates, a company alternative transaction (as defined below) or a company alternative transaction shall have occurred (in each case, with references to 20% in the first three bullet points of the definition of company alternative transaction deemed to be references to 50.1%), such payment being due within two business days after the occurrence of the event giving rise to the payment obligation.
      Second, if

•	ShopKo, Badger Retail Holding or Badger Acquisition terminates the amended merger agreement because the approval by shareholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting, then ShopKo must

•	concurrently with such termination if terminated by ShopKo, or within two business days after such termination if terminated by Badger Retail Holding or Badger Acquisition, reimburse Badger Retail Holding for all third party documented expenses up to a maximum amount of $13.5 million; and

•	pay Badger Retail Holding a $13.5 million termination fee (less any third party documented expenses paid to Badger Retail Holding under the previous bullet point) if at any time within twelve months of that termination, our board of directors recommends, ShopKo enters into a definitive agreement with respect to, or ShopKo consummates, a company alternative transaction (as defined below) or a company alternative transaction shall have occurred (in each case, with references to 20% in the first three bullet points of the definition of company alternative transaction deemed to be references to 50.1%), such payment being due within two business days after the occurrence of the event giving rise to the payment obligation.

      Third, if

•	Badger Retail Holding or Badger Acquisition terminates the amended merger agreement because our board of directors or any committee thereof withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in each case, in a manner adverse to Badger Retail Holding, its recommendation that the holders of shares of ShopKo common stock vote for the approval of the amended merger agreement or makes any statement, filing or release, in connection with the special meeting of shareholders or otherwise, inconsistent with such recommendation, including taking a neutral position or no position with respect to an acquisition proposal (as defined below), then ShopKo must

•	within two business days of such termination, pay Badger Retail Holding a $13.5 million termination fee.
      Fourth, if

•	Badger Retail Holding or Badger Acquisition terminates the amended merger agreement because our board of directors or any committee thereof approves, or advises Badger Retail Holding or Badger Acquisition of its intention to approve or recommend to the shareholders, an acquisition proposal (as defined below) that it has determined constitutes a superior proposal (as defined below), then ShopKo must

•	within two business days after such termination, pay Badger Retail Holding a $13.5 million termination fee.
      Fifth, if

•	Badger Retail Holding or Badger Acquisition terminates the amended merger agreement as a result of a willful breach by ShopKo of any of its representations, warranties, covenants or agreements contained in the amended merger agreement, which breach gives rise to the failure of a closing condition to be satisfied, then ShopKo must

•	within two business days after such termination, reimburse Badger Retail Holding for all third party documented expenses up to a maximum amount of $13.5 million; and

•	pay Badger Retail Holding a $13.5 million termination fee (less any third party documented expenses paid to Badger Retail Holding under the previous bullet point) if at any time within twelve months of such termination, our board of directors recommends, ShopKo enters into a definitive agreement with respect to, or ShopKo consummates, a company alternative transaction (as defined below) or a company alternative transaction shall have occurred (in each case, with references to 20% in the first three bullet points of the definition of company alternative transaction deemed to be references to 50.1%), such payment being due within two business days after the occurrence of the event giving rise to the payment obligation.
      Sixth, if

•	Badger Retail Holding or Badger Acquisition terminates the amended merger agreement as a result of a material breach by ShopKo of specified representations and warranties contained in the amended merger agreement relating to its owned and leased real property, which breach gives rise to the failure of the condition that ShopKo shall have received the financing proceeds under the real estate debt commitment letter and the senior debt commitment letters in the amounts and on the terms and conditions set forth in those letters, that ShopKo shall have received the financing proceeds under any substitute financing or that ShopKo shall have obtained proceeds from alternative financing, each as described more fully in the definitive proxy statement, to be satisfied, then ShopKo must

•	within two business days after such termination, reimburse Badger Retail Holding for all third party documented expenses up to a maximum amount of $8 million.
      Seventh, if

•	ShopKo terminates the amended merger agreement in favor of a superior proposal (as defined below), then ShopKo must

•	concurrently with such termination, pay Badger Retail Holding a $13.5 million termination fee.
Certain Defined Terms
      For purposes of the amended merger agreement, the term “acquisition proposal” means any inquiry, offer or proposal other than any inquiry, offer or proposal by Badger Retail Holding or Badger Acquisition, whether or not in writing, relating to a company alternative transaction.
      For purposes of the amended merger agreement, the term “company alternative transaction” means any:

•	transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding voting power of ShopKo, whether from ShopKo or its shareholders pursuant to a tender offer, exchange offer or otherwise;

•	any acquisition or proposed acquisition of ShopKo or any of its significant subsidiaries (as defined in Regulation S-X promulgated by the SEC), at the 20% level, by a merger, consolidation, recapitalization, business combination, share exchange, liquidation, dissolution or similar transaction, including any so-called “merger of equals” and whether or not ShopKo or any of its significant subsidiaries (as defined in Regulation S-X promulgated by the SEC), at the 20% level, is the entity surviving any such merger or business combination;

•	any other transaction, including any recapitalization, pursuant to which any third party acquires or would acquire, directly or indirectly, assets or control of assets, including the outstanding equity securities of the subsidiaries of ShopKo and any entity surviving any merger or business combination involving any of them, of ShopKo and/or any of the subsidiaries of ShopKo, for consideration with a fair market value equal to 20% or more of the aggregate market value of all of the outstanding shares of ShopKo common stock on April 6, 2005; or

•	any dividend on, or repurchase of, capital stock of ShopKo (i) involving payments to holders of the capital stock in an aggregate amount greater than 20% of the value of ShopKo’s total consolidated assets and (ii) financed substantially through the sale of, or incurrence of indebtedness secured by, any real property owned, leased, subleased, licensed or otherwise used by ShopKo.
      For purposes of the amended merger agreement, the term “superior proposal” means a proposal, on its most recently amended or modified terms, if amended or modified:

•	made by a third party to enter into a company alternative transaction, with references to “20%” in the definition of “company alternative transaction” deemed to be references to “50.1%;” and

•	which is on terms that the special committee determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be completed,

—	would result in a transaction that is more favorable to the shareholders, in their capacities as shareholders, from a financial point of view than the merger and the transactions contemplated by the amended merger agreement; and

— is reasonably capable of being completed on the terms proposed.
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
      Other than as set forth in the definitive proxy statement, during the past two years, none of ShopKo, Badger Retail Holding, Badger Acquisition and their respective executive officers, directors, members or controlling persons or Mr. Eugster have been involved in a transaction (i) with ShopKo or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of ShopKo’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of ShopKo that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000. Except as described more fully under “Special Factors — Background of the Merger” beginning on page 19 of the definitive proxy statement and under “Updates to Special Factors — Background of the Merger” beginning on page S-9 of this proxy supplement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of ShopKo’s securities, election of ShopKo’s directors or sale or other transfer of a material amount of ShopKo’s assets (i) between ShopKo or any of its affiliates, on the one hand, and ShopKo, Badger Retail Holding, Badger Acquisition, their respective executive officers, directors, members or controlling persons or Mr. Eugster, on the other hand, (ii) between any affiliates of ShopKo or (iii) between ShopKo and its affiliates, on the one hand, and any person not affiliated with ShopKo who would have a direct interest in such matters, on the other hand.
TRANSACTIONS IN SHOPKO COMMON STOCK
Purchases
      Other than as set forth under “Transactions in ShopKo Common Stock — Purchases” beginning on page 110 of the definitive proxy statement, none of ShopKo, Mr. Eugster, Badger Retail Holding, Badger Acquisition or the GHJM Investors has purchased common stock of ShopKo during the past two years.
Recent Transactions
      Other than as set forth under “Transactions in ShopKo Common Stock — Recent Transactions” beginning on page 110 of the definitive proxy statement, during the 60 days prior to the date of this proxy supplement, none of ShopKo, Mr. Eugster, Badger Retail Holding, Badger Acquisition or the GHJM Investors or any of their respective executive officers, directors, members, controlling persons, associates, majority owned subsidiaries or any pension, profit-sharing or similar plans have engaged in any transactions with respect to ShopKo common stock.

SELECTED HISTORICAL FINANCIAL DATA
      The following selected historical financial information is being provided to assist you in your analysis of the financial aspects of the merger. The annual historical information is derived from ShopKo’s audited consolidated financial statements as of and for each of the fiscal years in the five-year period ended January 29, 2005. The information as of and for the twenty-six weeks ended July 30, 2005 and July 31, 2004 has been derived from the unaudited interim financial statements of ShopKo, and, in the opinion of ShopKo’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim period. The information is only a summary and should be read in conjunction with ShopKo’s historical consolidated financial statements and related notes contained in ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended, and in ShopKo’s quarterly reports on Form 10-Q for the quarterly periods ended April 30, 2005 and July 30, 2005, which have been incorporated by reference in the definitive proxy statement, as well as other information that has been filed with the SEC. See “Where Shareholders Can Find More Information” beginning on page S-59 of this proxy supplement for information on where you can obtain copies of this information.
      The historical results of ShopKo included below are not necessarily indicative of ShopKo’s future performance. No separate financial information is provided for Badger Retail Holding and Badger Acquisition because Badger Retail Holding and Badger Acquisition are newly formed entities formed in connection with the merger and have no independent operations. No pro forma data giving effect to the merger has been provided because ShopKo does not believe that such information is material to shareholders in evaluating the proposed merger and amended merger agreement because (i) the proposed merger consideration is all cash and (ii) if the merger is completed, ShopKo’s common stock will cease to be publicly traded.
      The book value per share of ShopKo common stock was $21.90 as of July 30, 2005.

	26 Weeks Ended		Fiscal Years Ended

	July 30,	July 31,	Jan. 29,	Jan. 31,	Feb. 1,		Feb. 2,	Feb. 3,
	2005	2004	2005	2004	2003		2002	2001
	(26 Wks)	(26 Wks)	(52 Wks)	(52 Wks)	(52 Wks)		(52 Wks)	(53 Wks)(1)

Summary of Operations (millions)
Net sales	$1,440	$1,511	$3,167	$3,184	$3,240		$3,374	$3,517
Licensed department rentals and other income	7	6	13	13	13		13	13
Gross margin	393	387	828	818(8)	833		806	865(2)
Selling, general and administrative expenses	324	324	653	645(8)	636		612	674
Special charges	-0-	-0-	-0-	-0-	-0-		-0-	9(3)
Restructuring charge	-0-	-0-	-0-	-0-	6		-0-	115(2)
Depreciation and amortization expenses	42	43	86	83	83		92	94
Interest expense — net	14	17	34	38	52		66	66
Earnings (loss) from continuing operations before income taxes	20	10	69	64	68		50	(79)
Earnings (loss) from continuing operations	12	6	43	39	41		28	(50)
Discontinued operations — net	-0-	-0-	-0-	-0-	-0-		-0-	34
Earnings (loss) before accounting change	12	6	43	39	41		28	(16)
Net earnings (loss)	12	6	43	39	(145	)(4)	28	(16)
Per Share Data (dollars)
Basic earnings (loss) per common share from continuing operations	$0.41	$0.20	$1.48	$1.35	$1.43		$0.98	$(1.72)
Basic net earnings (loss) per common share	0.41	0.20	1.48	1.35	(5.03)		0.98	(0.55)
Diluted earnings (loss) per common share from continuing operations	0.40	0.20	1.46	1.33	1.41		0.98	(1.72)
Diluted net earnings (loss) per common share	0.40	0.20	1.46	1.33	(4.95)		0.98	(0.55)
Cash dividends declared per common share(5)	-0-	-0-	-0-	-0-	-0-		-0-	-0-

	26 Weeks Ended		Fiscal Years Ended

	July 30,	July 31,	Jan. 29,	Jan. 31,	Feb. 1,	Feb. 2,	Feb. 3,
	2005	2004	2005	2004	2003	2002	2001
	(26 Wks)	(26 Wks)	(52 Wks)	(52 Wks)	(52 Wks)	(52 Wks)	(53 Wks)(1)

Financial Data (millions)
Working capital	$213	$91	$149	$73	$69	$121	$182
Current assets	664	707	660	666	660	709	824
Property and equipment-net	696	762	742	781	812	892	974
Non current assets	728	796	773	813	845	1,111	1,203
Total assets	1,392	1,503	1,433	1,478	1,505	1,820	2,027
Current liabilities	451	616	511	593	601	596	650
Long-term debt & capital lease obligations	242	305	247	311	415	585	665
Total debt(6)	282	424	332	393	455	633	836
Total shareholders’ equity	661	598	638	591	548	690	662
Capital expenditures	8	31	74	61	31	17	196
Financial Ratios
Current ratio	1.5	1.2	1.3	1.1	1.1	1.2	1.3
Return on beginning assets	0.85%	0.40%	2.9%	2.6%	(8.0)%	1.4%	(0.8)%
Return on beginning shareholders’ equity	1.90%	1.00%	7.3%	7.1%	(21.0)%	4.3%	(2.3)%
Total debt as % of total capitalization(7)	29.2%	40.6%	33.4%	39.0%	44.5%	47.0%	55.0%
Ratio of earnings to fixed charges(10)	2.17	1.49	2.74	2.47	2.19	1.69	(0.05)
Other Year End Data
ShopKo stores open at year end	143	140	143	141	141	141	164
Average ShopKo store size-square feet(9)	90,755	90,755	90,755	91,009	91,009	91,009	90,175
Pamida stores open at year end	220	217	220	218	223	225	229
Average Pamida store size-square feet	32,723	33,531	32,900	33,468	33,311	33,282	33,232

(1)	Includes the results of P.M. Place stores acquired in June 2000.

(2)	The total restructuring charge of $125 million was recorded as inventory liquidation charges of $10.4 million shown in the Gross margin line and Restructuring charge of $115 million shown separately.

(3)	Special charges relate to various costs incurred in connection with business acquisitions, including process and system integration, employee retention and store conversions.

(4)	Includes cumulative effect of accounting change of $186.1 million ($6.36 per dilutive share).

(5)	The terms of ShopKo’s Amended Secured Credit Facility limit ShopKo’s ability to pay dividends, based on availability.

(6)	Total debt includes short-term debt, total long-term debt obligations and capital leases.

(7)	Total capitalization includes shareholders’ equity, total debt and non-current deferred income taxes.

(8)	Includes effect of adoption of EITF No. 02-16, which resulted in an increase to gross margin of $14.4 million, an increase to selling, general & administrative expense of $19.2 million, and a decrease to pre-tax earnings of $4.8 million.

(9)	Average ShopKo store size does not include the three ShopKo Express Rx stores.

(10)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, (i) earnings are defined as net income from continuing operations before income taxes plus fixed charges and (ii) fixed charges are defined as interest expensed and capitalized (including the amortization of debt issuance costs) and the portion of operating lease expense management believes to be representative of the interest component of rental expense. For the fiscal year ended February 3, 2001 our earnings were insufficient to cover our fixed charges by $3.7 million.

MARKETS AND MARKET PRICE
      Shares of ShopKo common stock are listed on the New York Stock Exchange under the symbol “SKO” and in the newspapers as “ShopKo.” As of August 1, 2005, there were 30,170,251 shares of common stock outstanding, held by approximately 2,138 shareholders of record.
      The following table sets forth the high and low reported closing sales prices for the common stock for the periods shown as reported on the New York Stock Exchange Composite Tape.

	High	Low

Fiscal Year 2003
First Quarter (ended May 3, 2003)	$12.20	$10.08
Second Quarter (ended August 2, 2003)	$14.23	$11.08
Third Quarter (ended November 1, 2003)	$16.67	$12.19
Fourth Quarter (ended January 31, 2004)	$17.01	$14.00
Fiscal Year 2004
First Quarter (ended May 1, 2004)	$15.45	$13.26
Second Quarter (ended July 31, 2004)	$16.00	$12.22
Third Quarter (ended October 30, 2004)	$18.60	$14.95
Fourth Quarter (ended January 29, 2005)	$19.83	$17.04
Fiscal Year 2005
First Quarter (ended April 30, 2005)	$26.02	$16.96
Second Quarter (ended July 30, 2005)	$25.45	$23.27
Third Quarter (through September 16, 2005)	$25.90	$24.28
      On April 6, 2005, the last trading day before ShopKo publicly announced the execution of the original merger agreement, the high and low sale prices for ShopKo common stock as reported on the New York Stock Exchange were $23.12 and $22.81 per share, respectively, and the closing sale price on that date was $22.93. On September 8, 2005, the last trading day before ShopKo publicly announced the execution of the amendment to the original merger agreement, the high and low sale prices for ShopKo common stock as reported on the New York Stock Exchange were $25.78 and $25.39 per share, respectively, and the closing sale price on that date was $25.52. On September 16, 2005, the last trading day for which information was available prior to the date of the first mailing of this proxy supplement, the high and low sale prices for ShopKo common stock as reported on the New York Stock Exchange were $25.54 and $25.36 per share, respectively, and the closing sale price on that date was $25.45.
      SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR SHOPKO COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.
      ShopKo has not paid any cash dividends on its common stock during the past two fiscal years. ShopKo currently intends to retain earnings for future growth and expansion of its business and the payment of debt and does not plan to declare or pay any cash dividends in the foreseeable future. ShopKo’s Amended Secured Credit Facility has a restrictive covenant that limits its ability to pay dividends on its common stock. In addition, under the amended merger agreement, ShopKo has agreed not to pay any cash dividends on its common stock before the completion of the merger. After the merger, ShopKo will be a private company and it is not anticipated that it will regularly pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The discussion below supplements the description of the beneficial ownership of ShopKo common stock set forth in the definitive proxy statement.
Recent Developments

•	Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. filed a joint Schedule 13D with the SEC on September 6, 2005 indicating that they have shared voting and dispositive power as to 2,400,600 shares of ShopKo common stock, representing approximately 8.0% of the shares of ShopKo common stock outstanding as of August 29, 2005.

•	D.E. Shaw Valence Portfolios, L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw filed a Schedule 13G with the SEC on September 7, 2005 indicating that they have shared voting and dispositive power as to 1,656,100 shares of ShopKo common stock, representing approximately 5.5% of the shares of ShopKo common stock outstanding as of September 2, 2005. David E. Shaw disclaims beneficial ownership of such 1,656,100 shares.
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
      ShopKo files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. In addition, because the merger is a “going private” transaction, ShopKo, Badger Retail Holding and others have filed a Rule 13e-3 transaction statement on Schedule 13E-3 with respect to the merger with the SEC. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and these reports, proxy statements and other documents contain additional information about ShopKo and will be made available for inspection and copying at ShopKo’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.
      Shareholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by ShopKo at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. ShopKo’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov. You can also inspect reports, proxy statements and other information about ShopKo at the offices of The New York Stock Exchange. For further information on obtaining copies of our public filings at The New York Stock Exchange, you should call (212) 656-3000.
      A list of shareholders will be available for inspection by shareholders of record at ShopKo’s executive offices at 700 Pilgrim Way, Green Bay, Wisconsin 54303 during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of shareholders will be available at the special meeting or any adjournment thereof. The opinion of Merrill Lynch that the merger consideration is fair, from a financial point of view, to the unaffiliated ShopKo shareholders, a copy of which is attached to this proxy supplement as Appendix B, will also be available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.
      ShopKo undertakes to provide without charge to each person to whom a copy of the definitive proxy statement and this proxy supplement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in the definitive proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that the definitive proxy statement incorporates. The documents incorporated by reference in the definitive proxy statement are described under “Where Shareholders Can Find More Information” beginning on page 120 of the definitive proxy statement. You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304
Attention: Investor Relations
Telephone number: (920) 429-7039
      Documents should be requested from ShopKo by October 3, 2005 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.
      Neither the definitive proxy statement nor this proxy supplement constitutes an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy supplement should not create an implication that there has been no change in the affairs of ShopKo since the date of this proxy supplement or that the information herein is correct as of any later date.
      Badger Retail Holding, Badger Acquisition, the GHJM Investors and Mr. Eugster have supplied, and ShopKo has not independently verified, the information in this proxy supplement relating to Badger Retail Holding, Badger Acquisition, the GHJM Investors and Mr. Eugster.
      Shareholders should not rely on information other than that contained or incorporated by reference in the definitive proxy statement or contained in this proxy supplement. ShopKo has not authorized anyone to provide information that is different from that contained in the definitive proxy statement and this proxy supplement. This proxy supplement is dated September 19, 2005. No assumption should be made that the information contained in this proxy supplement is accurate as of any date other than that date, and the mailing of this proxy supplement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, ShopKo will, where relevant and if required by applicable law, (1) update such information through another supplement to the definitive proxy statement and (2) amend the transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger, in each case, to the extent necessary.

APPENDIX A
September 9, 2005
The Board of Directors
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304

RE:	First Amendment to Agreement and Plan of Merger (“Amendment”)
Ladies and Gentlemen:
      We refer to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Badger Retail Holding, Inc. (“Parent”), Badger Acquisition Corp. (“Acquisition Sub”) and ShopKo Stores, Inc. (the “Company”) dated as of April 7, 2005. The parties to the Merger Agreement wish to amend the Merger Agreement on the terms set forth herein, and to clarify certain matters with respect to the transactions contemplated in the Merger Agreement. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
      In consideration of the warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

1. Section 2.7 of the Merger Agreement is hereby amended by deleting the reference to “$24.00” in the first sentence thereof, and inserting “$25.00” in its place.

2. Section 7.1 of the Merger Agreement is hereby amended by deleting clause (h) in its entirety, and inserting the following in its place:

“(h) by the Company if the Company Board makes a Company Subsequent Determination in accordance with the terms of Section 5.4(c), and the Company

The Board of Directors
September 9, 2005

prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee.”

3. Section 7.3(a) of the Merger Agreement is hereby amended as follows:

(a) by deleting the first paragraph of Section 7.3(a) in its entirety up to, but not including Section 7.3(a)(i), and inserting the following in its place:

“(a) The Company agrees to reimburse Parent (or its designees) for all documented out-of-pocket expenses of Parent and its Affiliates (other than any such expenses paid or payable by Parent or any of its Affiliates to any Affiliate of Parent), including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, “Expenses”), up to a maximum amount of $13.5 million, if this Agreement is terminated:”

(b) by deleting the phrase “, and on or before the date of any such termination described in this clause (iv), an Acquisition Proposal shall have been publicly announced, disclosed or otherwise communicated to the Special Committee or the Company Board” in Section 7.3(a)(iv).

4. Section 7.3(b) of the Merger Agreement is hereby amended as follows:

(a) by deleting the reference to “$27 million” in Section 7.3(b)(x), and inserting “$13.5 million” in its place; and

(b) by deleting Section 7.3(b)(x)(iii) in its entirety and inserting the following in its place:

“(iii) by the Company, Parent or Acquisition Sub pursuant to Section 7.1(b) or Section 7.1(d), and within twelve (12) months of such termination, the Company Board shall have recommended, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, a Company Alternative Transaction or a Company Alternative Transaction shall have occurred (in each case, with references to “20%” in clauses (i), (ii) and (iii) of the definition of Company Alternative Transaction” deemed to be “50.1%”); or”.

The Board of Directors
September 9, 2005

5. Section 7.3(b)(x)(iv) is hereby amended by deleting “; or” at the end thereof and inserting a period.

6. Section 7.3(b)(x)(v) is hereby deleted in its entirety.

7. Section 7.3(b)(y) is hereby amended by deleting the reference to “$15 million” and inserting “$13.5 million” in its place.

8. The Company represents and warrants to Parent and Acquisition Sub as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

(b) The Company has the requisite corporate power and authority to execute and deliver this Amendment and (subject to receipt of the Company Shareholder Approval) to perform its obligations hereunder. The execution and delivery of this Amendment and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action (subject to receipt of the Company Shareholder Approval). This Amendment has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Amendment by Parent and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

9. Each of Parent and Acquisition Sub hereby jointly and severally represents and warrants to the Company as follows:

(a) Each Acquiror Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment and the performance of its obligations hereunder have been duly and validly authorized, and this Amendment has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Amendment. Concurrently with the execution of this Amendment, Parent, as the

The Board of Directors
September 9, 2005

sole shareholder of Acquisition Sub, is approving this Amendment and the transactions contemplated hereby, including the Merger. This Amendment has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Amendment by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

10. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires, and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to April 7, 2005.

11. The provisions of the Merger Agreement set forth in Sections 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 and 8.12 are incorporated herein by reference, and are deemed to be part of this Amendment.

12. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Merger Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue in full force and effect.

The Board of Directors
September 9, 2005

      Please indicate your agreement with the forgoing by executing two copies of this Amendment and returning one copy to the undersigned.

Yours truly,

BADGER RETAIL HOLDING, INC.

By:	/s/ Michael S. Israel

Name: Michael S. Israel

Title:	Secretary and Treasurer

BADGER ACQUISITION CORP.

By:	/s/ Michael S. Israel

Name: Michael S. Israel

Title:	Secretary and Treasurer
Agreed to and acknowledged by this 9th day of September, 2005:

SHOPKO STORES, INC.

By:	/s/ Steven R. Andrews

Name: Steven R. Andrews

Title:	Senior Vice President

Law and Human Resources

APPENDIX B

Investment Banking Corporate and Institutional Client Group World Financial Center North Tower New York, New York 10281-1330 212 449 1000
September 9, 2005
Special Committee of the Board of Directors
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, WI 54304
Members of the Special Committee of the Board of Directors:
      ShopKo Stores, Inc. (the “Company”), Badger Retail Holding, Inc. (the “Acquiror”) and Badger Acquisition Corp., a newly formed, wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an amendment (the “Amendment”) to the Agreement and Plan of Merger, dated as of April 7, 2005 (together with the Amendment, the “Amended Agreement”), pursuant to which Acquisition Sub would be merged with and into the Company in a merger (the “Merger”) in which each share of the Company’s common stock, par value $.01 per share (the “Company Shares”), issued and outstanding immediately prior to the Effective Time (as defined in the Amended Agreement), other than Company Shares to be cancelled or converted pursuant to Section 2.6 of the Amended Agreement, would be converted into the right to receive $25.00 in cash (the “Merger Consideration”). You have informed us that, pursuant to an agreement entered into in connection with the Merger and pursuant to an incentive compensation plan that will become effective following the merger, the Chairman of the Board of Directors of the Company and certain members of senior management (the “Investors”) will invest in securities of the Acquiror, subject to and effective upon consummation of the Merger.
      You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair, from a financial point of view, to such holders, other than the Acquiror, its affiliates and the Investors.
      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors with respect to the Merger;

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(8) Reviewed the Agreement and Plan of Merger, dated April 7, 2005 and a draft of the Amendment, dated September 8, 2005; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary and appropriate, including our assessment of general economic, market and monetary conditions.
      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Amendment will be substantially similar to the last draft reviewed by us.
      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.
      We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing financial advisory services, and have in the past provided financial advisory and financing services, to the Company and/or its affiliates, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Special Committee and the Board of Directors of the Company and the Board of Directors of the Company may rely on this opinion as if it were addressed to it. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares (except for the Acquiror, its affiliates and the Investors).
      We are not expressing any opinion herein as to the prices at which the Company Shares will trade following announcement of the Merger.
      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair, from a financial point of view, to the holders of such shares, other than the Acquiror, its affiliates and the Investors.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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SHOPKO STORES, INC.
SPECIAL MEETING OF
SHOPKO STORES, INC. SHAREHOLDERS
Monday, October 10, 2005
11:00 a.m.
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
55th Floor, Room 2C
Chicago, Illinois 60603

ShopKo Stores, Inc. 700 Pilgrim Way Green Bay, Wisconsin 54304	proxy

This proxy is solicited on behalf of the Board of Directors of ShopKo Stores, Inc.
The undersigned hereby appoints Steven R. Andrews and Peter G. Vandenhouten or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of ShopKo Stores, Inc. which the undersigned is entitled to vote at the special meeting of shareholders to be held on October 10, 2005 at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2C, Chicago, Illinois 60603 beginning at 11:00 a.m., local time, or any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the definitive proxy statement dated August 9, 2005 and the proxy supplement dated September 19, 2005, subject to the directions indicated on this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies for any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote “FOR” the approval of the amended merger agreement, “FOR” approval of the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the amended merger agreement, and at their discretion on any other matters that may properly come before the meeting. The white proxy card also provides voting instructions to the trustee for shares beneficially owned under the ShopKo Stores, Inc. Shared Savings Plan. Please refer to the definitive proxy statement and the proxy supplement for more information regarding the voting of shares held in the Plan.
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY MARKING, SIGNING, DATING AND RETURNING THE WHITE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.
(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your white proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CDST) on October 7, 2005.

•	Please have your white proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/sko/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 11:59 a.m. (CDST) on October 7, 2005.

•	Please have your white proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your white proxy card and return it in the postage-paid envelope we have provided or return it to ShopKo Stores, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your proxy card
ò Please detach here ò
THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

1.	Approve the Agreement and Plan of Merger, dated as of April 7, 2005 and as amended on September 9, 2005, by and among Badger Retail Holding, Inc., Badger Acquisition Corp. and ShopKo Stores, Inc.	☐	For	☐	Against	☐	Abstain

2.	Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger, as amended.	☐	For	☐	Against	☐	Abstain

3.	In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the meeting.
Please check box if you are attending the Special Meeting in person.     ☐
Address Change? Mark Box     ☐     Indicate changes below:

Date:                                                                                  , 2005

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.